SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.      )

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NOTICE OF ANNUAL MEETING OF THE SHAREOWNERS

Date:	May 11, 2010

Time:	10:00 a.m.

Place:	Quinnipiac University
School of Law Center – Grand Courtroom
275 Mount Carmel Avenue
Hamden, Connecticut

Matters to be voted on:

1.	Election of Directors.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings Corporation’s independent registered public accounting firm for 2010.

3.	Any other matters properly brought before the shareowners at the annual meeting or any adjournment of the annual meeting.

UIL Holdings Corporation is pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy material over the Internet. As a result, we are mailing to most of our shareowners a Notice of Internet Availability of Proxy Materials (the “Notice”), instead of a paper copy of our proxy statement and 2009 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents over the Internet and request a paper copy of our proxy materials, including the Proxy Statement, our 2009 Annual Report on Form 10-K and proxy card. All shareowners who did not receive a Notice will receive a paper copy of the proxy material by mail. We believe that this process allows us to provide shareowners with the information they need in a timely manner while reducing the environmental impact, and lowering the costs, of printing and distributing our proxy materials.

You can vote your shares of common stock at the annual meeting if our records show that you owned the shares on March 10, 2010. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of March 10, 2010. Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares.

If you plan on personally attending the meeting, you will be asked to verify that you are a shareowner by presenting an attendance ticket (attached to your proxy card) or the Notice you received regarding the availability of proxy materials for the annual meeting, together with a proper form of identification. Cameras, recording devices and other electronic devices will not be permitted at the meeting. For the safety of attendees, all bags, packages, and briefcases are subject to inspection. Your compliance is appreciated.

Whether you plan to attend the annual meeting or not, please vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card, please fill in, sign, date and promptly return the enclosed proxy card in the postage prepaid envelope provided.

March 31, 2010

By Order of the Board of Directors,

LINDA L. RANDELL

Senior Vice President, General Counsel and Corporate Secretary

YOUR VOTE IS IMPORTANT

In order to save UIL Holdings Corporation the expense of further solicitation to ensure that a quorum is present at the annual meeting, please return your proxy card promptly - regardless of the number of shares you own, and regardless of whether you plan to attend the meeting.

Directions to Quinnipiac University appear at the end of the accompanying Proxy Statement.

PROXY STATEMENT

UIL Holdings Corporation (“UIL Holdings,” the “Corporation,” “UIL” or the “Company”) is mailing either (1) a Notice of its Annual Meeting of the Shareowners, this proxy statement and the accompanying proxy form, or (2) a Notice of Internet Availability of Proxy Materials (the “Notice”), on or about March 31, 2010, to all of its shareowners who, according to its records, held common stock as of the close of business on March 10, 2010, in connection with the solicitation of proxies for use at the 2010 Annual Meeting of the Shareowners (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, May 11, 2010 at 10:00 a.m. at Quinnipiac University, School of Law Center – Grand Courtroom, 275 Mount Carmel Avenue, Hamden, Connecticut, for the purposes listed in the accompanying Notice of Annual Meeting of the Shareowners.

UIL Holdings is making this solicitation, and it will bear the expense of printing and mailing proxy materials to shareowners. UIL Holdings will ask banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners of shares and to secure their voting instructions, if necessary, and UIL Holdings will reimburse them for their reasonable expenses in so doing. Directors, officers and employees of UIL Holdings may also solicit proxies personally or by telephone, but they will not be specifically compensated for soliciting proxies. UIL Holdings has retained Georgeson Shareholder Communications, Inc. of New York, New York, at a cost to UIL Holdings of $12,500 plus expenses, to aid in the solicitation of proxies by similar methods.

SHAREOWNERS ENTITLED TO VOTE

At the close of business on March 10, 2010, the record date for the Annual Meeting, 29,945,005 shares of UIL Holdings common stock were outstanding. Owners of all outstanding shares of common stock will be entitled to vote at the meeting, each share being entitled to one vote, on each matter coming before the meeting as listed in the accompanying Notice of Annual Meeting of the Shareowners. In accordance with UIL Holdings’ bylaws, the President will appoint inspectors of proxies and tellers to count all votes on each matter coming before the meeting.

Shareowners who are participants in Investors Choice, a Dividend Reinvestment & Direct Stock Purchase and Sale Plan for the shares of UIL Holdings common stock, will, upon request, receive proxy notice or forms that cover the shares held in their accounts under the plan.

If you properly return a proxy form, in accordance with the instructions listed on the Notice or proxy card, then the shares covered by that proxy form:

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will be voted or not voted, in accordance with the instructions you give on the proxy form, to elect as Directors for the ensuing year the ten persons named in this proxy statement, or any other person (s) that the present Board of Directors name (s) as a substitute nominee if one or more of the ten persons named is unable to serve;

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will be voted for or against, or not voted, in accordance with the instructions you give on the proxy form, with respect to the proposal to ratify the retention of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm for fiscal year 2010; and

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will be voted in the discretion of the person (s) designated as proxies on the proxy form with respect to other matters, if any, which come before the meeting. UIL Holdings is not aware of any other matters to be presented at the meeting.

You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must file with UIL Holdings’ Corporate Secretary a written notice of revocation or another properly signed proxy form bearing a later date. If you attend the meeting in person, you may, if you wish, vote by ballot at the meeting. If you do vote by ballot at the meeting, then the proxy you previously gave will be cancelled.

Under Connecticut law and UIL Holdings’ bylaws, shareowners holding a majority of the shares of outstanding common stock will constitute a quorum for purposes of considering and acting upon the matters listed in the accompanying Notice of Annual Meeting of the Shareowners.

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast at the meeting. Withholding authority to vote for a Director nominee will not prevent that Director nominee from being elected. Cumulative voting for Directors is not permitted under Connecticut law unless a corporation’s certificate of incorporation provides for cumulative voting rights. UIL Holdings’ certificate of incorporation does not provide for cumulative voting rights.

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

PRINCIPAL SHAREOWNERS

In statements filed with the Securities and Exchange Commission, the entity identified in the table below has disclosed beneficial ownership of shares of UIL Holdings common stock as shown in the table. The entity identified in the table has not acknowledged that it has acted, or is acting, as a partnership, limited partnership or syndicate, or as a group of any kind for the purpose of acquiring, holding or disposing of UIL Holdings common stock. There is no other person or group of persons known to UIL Holdings to be the beneficial owner of more than 5% of the shares of UIL Holdings common stock as of the close of business on March 10, 2010.

The percentage shown in the right-hand column is calculated based on the 29,945,005 shares of UIL Holdings common stock outstanding as of the close of business on March 10, 2010.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,642,002 (1)	8.82%

(1)

Based upon information provided in a Schedule 13G filing by BlackRock, Inc. dated January 20, 2010. BlackRock, Inc. has sole voting power and sole dispositive power with respect to 2,642,002 shares. The Schedule 13G notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the reported shares. No one person’s interest in said shares exceeds five percent of the total outstanding common shares.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Unless you instruct otherwise on the proxy form, shares to which the signed and returned form relates will be voted in favor of the persons listed below for election as Directors of UIL Holdings. Although UIL Holdings knows of no reason why any of the persons listed below will be unable to serve as a Director, if that should occur, your shares will be voted for any other person that the present Board of Directors of UIL Holdings (the “Board of Directors” or the “Board”) names as a substitute nominee.

All of the nominees listed below were elected Directors at the last annual meeting. The stated age of the Director nominees will be their age at May 11, 2010. The Board of Directors has adopted a policy that states that a Director will not be a candidate for re-election after his or her seventy-second birthday. F. Patrick McFadden has served on the Board for 23 years and as Non-Executive Chair since October of 2006. Mr. McFadden has recently turned 72 and is thus not a candidate for re-election. In light of Mr. McFadden’s pending retirement as of the Annual Meeting, the Board has set the number of directors who will constitute the entire Board at ten, effective May 11, 2010.

UIL Holdings’ criteria for directors are discussed in its Corporate Governance Guidelines. Consistent with these guidelines, all of the nominees listed below have a reputation for integrity, good judgment, respect for others, courage of their convictions, and the ability to communicate effectively. All of the nominees have also stated that they have the time and commitment to meet their responsibilities as members of the Board. As a whole, the Board reflects diversity of gender, race, background and experience. The Board has determined that certain areas of experience are key to its composition of the Board as a whole: leadership experience, finance experience, energy industry experience, utility operations experience and government/regulation experience. Biographical information is provided for each nominee. In addition, experience in key areas is summarized for each nominee.

Leadership experience: Directors must have the ability to comprehend, evaluate and prioritize significant strategies, and to exercise oversight over their implementation. Directors with experience in leadership positions, particularly as executive officers or directors of publicly held companies, will have experience with the identification of enterprise risks, development and implementation of solutions, and serving as the leaders of coordinated efforts. This experience is important to UIL Holdings’ evaluation and successful implementation of its operating strategies and its initiatives for future growth.

Finance experience: Finance experience, including experience with capital markets, accounting, audit, budgets and financial reporting, is important to all directors, and is particularly important to directors serving on the Audit Committee and Finance Committee. UIL Holdings’ electric utility subsidiary plans an extensive capital program over the next decade. Finance experience contributes to a director’s oversight of UIL Holdings’ internal control environment, financial accounting and reporting, pension plan oversight, capital structure and financing of new investments.

Energy industry experience: UIL Holdings’ utility subsidiary’s core business is in the energy industry, which has experienced significant structural and technological change, with the pace of change expected to continue or increase in the future. Experience in the energy industry contributes to a director’s evaluation of UIL Holdings’ long- and short-term objectives, assessment of future developments that may impact UIL Holdings strategically and operationally, and work on Board committees.

Utility operations experience: UIL Holdings’ utility subsidiary’s core business is the rate-regulated distribution and transmission of electricity, together with other cost of service-based activities. Knowledge of utility operations, and in particular a utility’s public service obligations to provide reliable service and ratemaking considerations, assists a director in understanding and monitoring the achievement of UIL Holdings’ operational objectives.

Government /regulation experience: UIL Holdings’ utility subsidiary is specially chartered to deliver electricity to residents and businesses located in the utility’s franchise area, and is subject to state and federal regulation of rates. A director’s experience with governmental entities and regulatory agencies as well as the overall ratemaking process can assist the director in understanding the environments in which UIL Holdings does business, the operational and financial considerations relevant to ratemaking, and the ability to earn a fair return on invested capital.

Thelma R. Albright, 63, Former President, Carter Products Division, Carter-Wallace, Inc., Cranbury, New Jersey. Director since 1995.

Carter-Wallace, Inc. is a consumer and healthcare products manufacturer. Currently, Director, UIL Holdings Corporation, The United Illuminating Company and Church and Dwight, Inc. Former Director of Imagistics, Inc. Ms. Albright holds a BA from Marian College, and an MBA from Central Missouri State University.

Director Qualifications in Key Areas:

•	Leadership experience – former president of a division of an international consumer products company; current and former director of publicly held companies.

•	Finance experience – managed finance, sales and marketing for consumer products; former chair of UIL Holdings’ Compensation and Executive Development Committee.

Marc C. Breslawsky, 67, Former Chairman of the Board of Directors and Chief Executive Officer, Imagistics International Inc., Trumbull, Connecticut. Director since 1995.

Imagistics International Inc., a sales, service and marketing organization offering enterprise office imaging and document solutions in the United States and Europe, was sold to Océ and is now part of Canon. Currently, Director, UIL Holdings Corporation, The United Illuminating Company, C.R. Bard, Inc. and The Brinks Company. Former Director of Océ America Holding Company. Mr. Breslawsky is a graduate of New York University.

Director Qualifications in Key Areas:

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Leadership experience – former Chairman and CEO of an international business equipment and technology company; former chief financial officer of publicly held company; director of other publicly held companies;

•	Finance experience – former chief financial officer of publicly held company; Certified Public Accountant.

Arnold L. Chase, 58, Member of the Board of Directors and President, Gemini Networks, Inc. and Executive Vice President, Chase Enterprises, Hartford, Connecticut. Director since 1999.

Gemini Networks, Inc. and Chase Enterprises are privately owned investment holding companies. Also, Director, UIL Holdings Corporation, The United Illuminating Company, and Connecticut Public Broadcasting, Inc. Mr. Chase holds a bachelor’s of science in business administration degree from Babson College.

Director Qualifications in Key Areas:

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Leadership experience – current principal of investment holdings companies; former managing director of telecommunications company; former President, New England Weather Service; current and former director of publicly held companies.

•	Finance experience – current Chair of UIL Holdings’ Finance Committee; prior service on audit committee of publicly held bank corporation.

•	Government/regulation experience – Current President of telecommunications company; former President and managerial positions with communication companies.

Betsy Henley-Cohn, 57, Chairperson of the Board of Directors and Chief Executive Officer, Joseph Cohn & Son, Inc., North Haven, Connecticut. Director since 1989.

Joseph Cohn & Son, Inc. is a construction sub-contracting business operating in New England. Also Director, UIL Holdings Corporation and The United Illuminating Company. Former Chairwoman and CEO of BIW Limited, a water utility holding company whose utility assets are now a part of the South Central Connecticut Regional Water Authority, and former Director of The Aristotle Corporation and Citizens Bank of Connecticut. Ms. Henley-Cohn is a graduate of Hampshire College and has an MBA from Simmons College.

Director Qualifications in Key Areas:

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Leadership experience – current Chairwoman of construction sub-contracting company; former Chairwoman of publicly held water utility holding company; former director of several publicly held companies; former chair of UIL Holdings’ Corporate Governance and Nominating Committee.

•	Finance experience – former Chair of audit committee of publicly traded companies.

•	Utility operations and government/regulation experience – former Chairwoman of regulated water utility; experience in ratemaking proceedings.

John L. Lahey, 63, President, Quinnipiac University, Hamden, Connecticut. Director since 1994.

Also, Trustee Yale New Haven Hospital. Director, UIL Holdings Corporation, The United Illuminating Company, The NYC Saint Patrick’s Day Parade, Inc., Standard Security Life Insurance Company of New York and the Independence Holding Company, former director of The Aristotle Corporation. Dr. Lahey holds bachelor’s and master’s degrees from the University of Dayton, a master’s degree from Columbia University, and a Ph.D. from the University of Miami.

Director Qualifications in Key Areas:

•	Leadership experience – Current President of a university; current trustee of a health care system; current director of an insurance company.

•	Finance experience – current Chair of UIL Holdings’ Compensation and Executive Development Committee.

•	Government/regulation experience – Experience with Connecticut governmental entities through his work as a university President.

Daniel J. Miglio, 69, Former Chairman, President and Chief Executive Officer of SNET Corporation and the Southern New England Telephone Company, New Haven, Connecticut. Director since 1999.

SNET and the Southern New England Telephone Company were previously independent telecommunications companies and are now part of AT&T. Currently, Director, UIL Holdings Corporation, The United Illuminating Company and Yale-New Haven Health Services Corporation. Mr. Miglio holds a bachelor’s of science degree in economics from the Wharton School at the University of Pennsylvania.

Director Qualifications in Key Areas:

•	Leadership experience – former Chairman and CEO of publicly held company; former chair of national industry association.

•	Finance experience – former CFO of publicly held company; former chair of UIL Holdings’ Audit Committee and service on audit committees of other publicly held and not-for-profit corporations.

•	Utility operations experience – former President and operations manager of a regulated public utility.

•	Government/regulation experience – former officer responsible for regulatory and government relations at a public utility company.

William F. Murdy, 68, Chairman of the Board of Directors and Chief Executive Officer of Comfort Systems USA, Houston, Texas. Director since 2001.

Comfort Systems USA is a national heating, ventilation, air conditioning and related services company serving the commercial and industrial markets. Also, Director, UIL Holdings Corporation, The United Illuminating Company, Kaiser Aluminum, and Compact Power Equipment Company. Member, National Board and Executive Committee of Business Executives for National Security, the Council on Foreign Relations, the Board of Trustees Emeritus of the Association of Graduates of West Point, and the Corporate Council of the Vietnam Veterans Memorial. Mr. Murdy holds a bachelor’s of science degree from West Point and an MBA from Harvard.

Director Qualifications in Key Areas:

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Leadership and finance experience – Current Chairman and CEO of publicly held company; current director of other publicly held companies; former managing partner of venture capital firm; former officer in the United States Army.

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Energy experience – current Chairman and CEO of national heating, ventilation, and air conditioning company; former director of public oil and gas exploration and production company; former officer of gas company.

Donald R. Shassian, 54, Executive Vice President and Chief Financial Officer of Frontier Communications, Stamford, Connecticut. Director since 2008.

Frontier Communications is a full-service communications provider of voice, data and video services and one of the largest local exchange telephone companies in the country serving rural areas and small and medium-sized towns and cities. Also, Director, UIL Holdings Corporation and The United Illuminating Company. Certified Public Accountant. Former senior vice president and chief financial officer of Southern New England Telecommunications Corporation. Former partner-in-charge of the Arthur Andersen telecommunications industry practice in North America. Mr. Shassian was the Chief Financial Officer and then Chief Operating Officer of RSL Communications Ltd. (RSL), a Bermuda limited liability entity, for a period beginning in 1999 and ending in September 2000. In March 2001, RSL sought protection from its creditors under the laws of Bermuda. Mr. Shassian holds a bachelor’s degree in business administration from Bucknell University.

Director Qualifications in Key Areas:

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Leadership and finance experience – current and former executive positions at publicly held telecommunications companies; former audit and advisory partner at accounting firm with specialization in the telecommunications industry; current Chair of UIL Holdings’ Audit Committee; Certified Public Accountant.

•	Utility operations experience – executive positions at rate regulated companies; experience with ratemaking proceedings.

James A. Thomas, 71, Former Associate Dean, Yale Law School, New Haven, Connecticut. Director since 1992.

Former Associate Dean, Yale Law School, New Haven, Connecticut. Currently, Director, Yale-New Haven Health Services Corporation, UIL Holdings Corporation, The United Illuminating Company and People’s United Bank. Mr. Thomas is a graduate of Wesleyan University and Yale Law School.

Director Qualifications in Key Areas:

•	Leadership experience – current director of publicly held bank corporation; current director of a health care system; former associate dean of a law school.

•	Government/regulation experience – former Executive Director of Iowa Civil Rights Commission; knowledgeable about metropolitan areas served by UIL Holdings.

James P. Torgerson, 57, President and Chief Executive Officer, UIL Holdings Corporation and Chief Executive Officer, The United Illuminating Company, New Haven, Connecticut. Director since 2006.

Former President and Chief Executive Officer, Midwest Independent Systems Operator, Inc. Board Member, St. Raphael’s Healthcare System, Regional Growth Partnership, Edison Electric Institute and the Connecticut Business and Industry Association. Mr. Torgerson holds a bachelor’s of business administration in accounting from Cleveland State University.

Director Qualifications in Key Areas:

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Leadership, energy industry and utility operations experience – current CEO of UIL Holdings; former CEO of independent transmission system operator; experience in operations and ratemaking at regulated utilities.

•	Finance experience – former chief financial officer of regulated utilities and independent transmission system operator.

VOTE REQUIRED FOR APPROVAL

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast at the meeting. Withholding authority to vote for a Director nominee will not prevent that Director nominee from being elected. Cumulative voting for Directors is not permitted under Connecticut law unless a corporation’s certificate of incorporation provides for cumulative voting rights. UIL Holdings’ certificate of incorporation does not provide for cumulative voting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL CONCERNING THE ELECTION OF DIRECTORS.

INFORMATION REGARDING THE BOARD OF DIRECTORS

During 2009, the Board of Directors held 11 meetings. The average attendance record of the Directors was 98% for meetings of the Board of Directors and its committees held during 2009. All the members of the Board of Directors attended the 2009 Annual Meeting of Shareowners held on May 13, 2009 except Donald R. Shassian.

Since October of 2006, Mr. McFadden, who will be retiring as of May 11, 2010, has served as the Non-Executive Chair of the Board of Directors and presided over the executive sessions. The responsibilities adopted by the Board of Directors as they relate to the Non-Executive Chair are included in the Corporate Governance Guidelines of UIL Holdings and described below in this proxy statement.

Board Leadership Structure

The Corporation’s bylaws allow flexibility to separate or consolidate the positions of Chair and Chief Executive Officer (“CEO”), as the Board may determine to be appropriate at a given time to support the effective governance and functioning of the Board and the Corporation. UIL Holdings has had a Non-executive Chair of the Board since October, 2006. The Board has determined this is the appropriate leadership structure for UIL at this time. The Non-executive Chair and the CEO have complementary roles. The Non-executive Chair leads the Board, and works to assure that the Board meets its responsibilities, particularly in effective oversight. The CEO is in charge of the business of the Corporation, including relationships with shareowners and the financial markets, and functions as the single voice of the Corporation. F. Patrick McFadden, Jr., who presently serves as UIL Holdings’ Non-executive Chair, will be retiring as of the Annual Meeting. The Board plans to elect a new Non-executive Chair at the organizational meeting of the Board directly after the Annual Meeting, to serve a one-year term.

Director Diversity

The UIL Holdings Board recognizes the benefit of having directors who reflect differing individual attributes, to contribute to the Board’s discussion, evaluation and decision-making. The Board does not have a specific policy regarding diversity. However, in evaluating directors and director nominees, the Corporate Governance and Nominating Committee considers diversity in the context of a breadth of experience, thought and expertise, as well as gender and racial diversity.

Risk Assessment

The Board has determined that enterprise risk should be addressed by the Board at least quarterly, and in the evaluation of proposed Board actions. In addition, the Board has delegated to Board committees responsibility for the initial evaluation of risk in specific areas in accordance with the areas of responsibility set forth in the committees’ charters.

Director Independence

The Board of Directors is composed at all times of at least a majority of directors who are independent. As described below, the Board has determined that 8 of the Board’s 10 director nominees are independent directors. In accordance with New York Stock Exchange corporate governance standards, all of the members of the Audit Committee, the Compensation and Executive Development Committee and the Corporate Governance and Nominating Committee are independent directors.

The Board has adopted categorical standards to assist it in making the annual affirmative determination of each director’s independence status and these standards are posted on our website, www.uil.com. A director will be considered “independent” if he or she meets the requirements of the categorical standards and the criteria for independence set forth from time to time in the listing standards of The New York Stock Exchange (“NYSE”).

The Board has evaluated the relationships between each nominee for director (and his or her immediate family members and related interests) and UIL Holdings and its subsidiaries. The Board has affirmatively determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each of the following nominees is independent: Ms. Albright, Mr. Breslawsky, Ms. Henley-Cohn, Mr. Lahey, Mr. Miglio, Mr. Murdy, Mr. Thomas and Mr. Shassian. The Board has determined that Messrs. Chase and Torgerson do not meet the Corporation’s independence standards. Mr. Chase is not independent because he has a beneficial interest in the building known as 157 Church Street, at which a wholly-owned subsidiary of the Corporation is a lessee. Mr. Torgerson is not independent because he is the President and Chief Executive Officer of UIL Holdings.

COMMITTEES OF THE BOARD OF DIRECTORS

Ms. Henley-Cohn and Messrs. Lahey, McFadden and Torgerson serve on the Executive Committee of the Board of Directors. Mr. McFadden, who is the Chair of the Executive Committee, is retiring as of the Annual Meeting. The Executive Committee is a standing committee that has and may exercise all the powers of the Board of Directors when it is not in session. The Executive Committee did not hold any meetings during 2009.

Ms. Albright, Ms. Henley-Cohn and Messrs. Murdy and Shassian serve on the Audit Committee of the Board of Directors. All members of the Audit Committee are independent as defined in the listing standards of the NYSE. The Audit Committee is a standing committee whose functions include monitoring the integrity of the Corporation’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting, and compliance with applicable laws, regulations and company policies; monitoring the independence, qualifications, and performance of the Corporation’s independent auditors and Audit Services and Compliance Department; and providing an open avenue of communication among the independent auditors, financial and senior management, including Internal Audit, and the Board. In consultation with financial and senior management, the independent auditors and the Audit Services and Compliance Department, the Audit Committee considers the integrity of UIL Holdings’ financial reporting processes and controls, discusses significant financial risk exposures and the steps management has taken to monitor, control and report such exposures, and reviews significant findings of the independent auditors and the Audit Services and Compliance Department, together with management’s responses to these findings. The Audit Committee also performs such other activities consistent with its charter, UIL Holdings’ Bylaws and governing law, such as review of contingent liabilities and risks that may be material to UIL Holdings and discussion of policies with respect to risk assessment and risk management. Mr. Shassian is the Chair of the Audit Committee. Each member of the Audit Committee is an Audit Committee financial expert, as defined by the regulations of the Securities and Exchange Commission. In 2008, the Board of Directors amended the Audit Committee Charter to, among other things, authorize the Chair of the Committee to pre-approve specific services, subject to limitation, and advise the full Committee of such approval at the next regularly scheduled Audit Committee meeting. The Audit Committee Charter meets the current requirements of the Securities and Exchange Commission regulations and the NYSE listing standards. The charter is posted on the Corporation’s website, www.uil.com. The Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. The Audit Committee held five meetings during 2009.

Messrs. Breslawsky, Lahey, Miglio and Thomas serve on the Compensation and Executive Development Committee (CEDC) of the Board of Directors. All members of the CEDC are independent as defined in the listing standards of the NYSE. Mr. Lahey is the Chair of the CEDC. The CEDC is a standing committee whose functions include the oversight, management and administration of the executive incentive, equity and deferred compensation plans (the “Executive Plans”) of the Corporation and its subsidiaries; discharging the responsibilities of the Board for administration and oversight of the Executive Plans; establishing competitive executive compensation policies and other supplemental compensation and benefit programs all of which are designed to be internally equitable and externally competitive to attract and retain officers, executives and other employees of the highest quality, and to align the interests of such officers with those of the Company’s shareowners and customers; making recommendations to the Board regarding the selection of the Corporation’s CEO and reviewing the CEO’s nominees for other officers of the Corporation and its affiliates; evaluating the annual performance of the Corporation’s CEO; reviewing management development and succession matters; and administering aspects of compensation plans and stock plans and amending or recommending changes in such plans. Additionally, the CEDC is responsible for the initial evaluation of risk in connection with the areas of responsibility set forth in its charter. The CEDC charter is available on UIL Holdings’ website, www.uil.com and the Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. The CEDC held five meetings during 2009.

Ms. Albright, Ms. Henley-Cohn and Messrs. Miglio and Shassian serve on the Corporate Governance and Nominating Committee of the Board of Directors. Mr. Miglio is the Chair of the Corporate Governance and Nominating Committee. All members of the Corporate Governance and Nominating Committee are independent as defined in the listing standards of the NYSE. The Corporate Governance and Nominating Committee is a standing committee whose functions include identifying and recommending to the Board for nomination, consistent with the Corporation’s corporate governance guidelines, individuals qualified to serve as directors of the Corporation, and recommending to the Board the criteria and qualifications for directors; identifying and recommending to the Board, directors qualified to serve on committees of the Board and to serve as committee chairs; recommending to the Board an appropriate Board leadership structure and identifying and recommending to the Board nominees for Chair; developing and recommending to the Board and annually reviewing a set of corporate governance guidelines applicable to the Corporation; evaluating and making recommendations to the Board with respect to the compensation of directors; and overseeing the evaluation of Board performance. Additionally, the Corporate Governance and Nominating Committee is responsible for the initial evaluation of risk in connection with the areas of responsibility set forth in its charter. The committee’s charter is available on UIL Holdings’ website, www.uil.com and the Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary.

The Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them for election to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of UIL Holdings and the composition of the Board of Directors. Members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Outside consultants have also been employed at times to help in identifying candidates. Once a candidate is identified whom the Committee wants to seriously consider for nomination, the Chair of the Corporate Governance and Nominating Committee enters into a discussion with that prospective nominee. The Corporate

Governance and Nominating Committee will consider nominees recommended by shareowners. Nominees recommended by shareowners are given appropriate consideration in the same manner as other nominees. Shareowners who wish to submit the names of nominees for Director for consideration by the Corporate Governance and Nominating Committee for election at the UIL Holdings 2011 Annual Meeting of Shareowners may do so by submitting in writing, between December 1, 2010 and December 31, 2010, the names of such nominees with their qualifications and biographical information forwarded to the Committee in care of the Corporate Secretary. The Corporate Governance and Nominating Committee held five meetings during 2009.

Messrs. Chase, Murdy, Lahey and Thomas serve on the Finance Committee of the Board of Directors. Mr. Chase is the Chair of the Finance Committee. Mr. Breslawsky served on the Finance Committee during a portion of 2009, and resigned from the Finance Committee in October, 2009. The Finance Committee is a standing committee that reviews financial decisions and transactions necessary to execute operating and strategic plans, and is the investment committee for the funded employee benefit plans and for any trusts established in connection with non-qualified deferred compensation plans. The Finance Committee is responsible for carrying out the Board’s duties in connection with the investment and management of plan assets held on behalf of the funded employee benefits plans and programs sponsored by the Corporation and its affiliates. Annually, the Finance Committee approves a detailed original budget, recommends to the Board approval of the original budget, and periodically reviews the strategic plan. Additionally, the Finance Committee is responsible for the initial evaluation of risk in connection with the areas of responsibility set forth in its charter. The Finance Committee charter is available on UIL Holdings’ website, www.uil.com and the Corporation will send a copy to any shareowner who requests it by contacting the Corporate Secretary. The Finance Committee held five meetings during 2009.

In April 2009, the Board established a special committee comprised of Ms. Henley-Cohn and Messrs. Breslawsky, McFadden, Murdy and Torgerson, along with Mr. John Croweak, a former director who retired as of the 2009 Annual Meeting. This special committee was formed to consider and approve an underwriting agreement in connection with an equity offering completed in May 2009, including the pricing of the offering. The committee met one time in 2009.

The following table summarizes the information set forth above regarding the current composition of the committees of the Board.

Name	Executive Committee	Audit Committee	Compensation and Executive Development Committee	Corporate Governance and Nominating Committee	Finance Committee
Thelma R. Albright		X		X
Marc C. Breslawsky			X
Arnold L. Chase					C
Betsy Henley-Cohn	X	X		X
John L. Lahey	X		C		X
F. Patrick McFadden, Jr.	C
Daniel J. Miglio			X	C
William F. Murdy		X			X
Donald R. Shassian		C		X
James A. Thomas			X		X
James P. Torgerson	X

C: Chair    X: Committee member

TRANSACTIONS WITH RELATED PARTIES

Under a lease agreement dated May 7, 1991, one of UIL Holdings’ direct subsidiaries, The United Illuminating Company (UI), leased its corporate headquarters offices in New Haven from 157 Church Street, LLC, which is controlled by Arnold L. Chase, a Director and shareowner of UIL Holdings, and members of his immediate family. During 2009, UI’s lease payments to 157 Church Street, LLC totaled approximately $11.0 million.

UI is a 50-50 joint-venturer in GenConn Energy LLC (GenConn). UI has agreed to lend up to $121.5 million to GenConn under a promissory note, the principal balance of which was $107.8 million as of December 31, 2009. During 2009, UI recorded $2.0 million of interest income related to the promissory note which was fully offset by the interest expense UI incurred to borrow the same amount from its lenders.

UIL Holdings’ Code of Business Conduct for the Board of Directors (the “Director Code”) provides guidance to each director on areas of ethical risk, to help directors recognize and deal with potential conflicts of interest and other ethical issues to help foster a culture of honesty and accountability. Specifically, the Director Code provides that directors must avoid conflicts of interest with UIL Holdings and requires that any situation that involves, or may reasonably be expected to involve, a conflict of interest must be disclosed immediately to the Non-Executive Chair of the Board. The Director Code provides that directors should seek to identify potential conflicts of interest at an early stage. Directors are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of the Director Code to the attention of the Chair of the Audit Committee or the Chair of the Corporate Governance and Nominating Committee, who may consult with counsel as appropriate. The Director Code also applies to officers of UIL Holdings who are members of the Board of Directors.

UIL Holdings’ Code of Ethics for the Chief Executive Officer, Presidents, and Senior Financial Officers (the “Officer Code”) establishes policies and procedures that (1) encourage and reward professional integrity in all aspects of the financial organization (2) prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of UIL and what could result in material personal gain for a member of the organization (3) provide a mechanism for members of the financial organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior and (4) demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the financial organization.

Executive officers of UIL Holdings are also subject to the company’s general employee Code of Business Conduct (the “Employee Code”), which governs potential conflicts of interest and requires the disclosure of all facts in any situation where a conflict of interest may arise. Copies of the Director Code, Officer Code and the Employee Code are accessible on the UIL Holdings website at www.uil.com.

UIL Holdings discourages such transactions involving, or that may be perceived as involving, a conflict of interest, and has historically limited the approval of such transactions to specific and rare instances with the full disclosure to, and approval of, the disinterested members of the Board. Additionally, UIL Holdings requires each director and officer to complete an annual questionnaire which solicits, among other items, specific information about (1) each Board members’ individual affiliations with entities with which UIL Holdings and its executives transact business or have an affiliation (2) any transaction or series of similar transactions involving UIL Holdings and/or its subsidiaries to which they or any member of their immediate family have a direct or indirect material interest and (3) each Board members’ involvement in legal proceedings affecting UIL Holdings. UIL Holdings management reviews these questionnaires annually during the preparation of disclosures to be included in the Proxy Statement.

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors (the “Board”) of UIL Holdings Corporation (“UIL” or the “Corporation”) has adopted the following corporate governance guidelines to assist the Board in the exercise of its responsibilities to serve the best interests of the Corporation and its shareowners. The Board recognizes that guidelines will not anticipate every situation. Therefore these guidelines are intended to provide a framework, to be applied and interpreted in accordance with applicable laws and regulation and to reflect good corporate governance.

The Board’s Corporate Governance and Nominating Committee reviews these guidelines annually, or more frequently as appropriate, and recommends changes or updates to the Board. The Corporation makes available these guidelines, its Code of Business Conduct for the Board and its Code of Business Conduct for officers and employees on the Corporation’s website, www.uil.com. The Corporation will send copies of any of these documents to any shareowner who requests the document from the Corporate Secretary.

Primary Responsibilities of the Board of Directors

In accordance with Connecticut law, all UIL corporate powers are exercised by or under the authority of, and the business and affairs of UIL are managed by or under the direction of, its Board. All directors are to exercise their responsibilities and promote the best interests of the shareowners, while also enabling UIL’s utility subsidiary, The United Illuminating Company, to fulfill its public service obligations. The Board exercises oversight of the Corporation’s business, including review and evaluation of the Corporation’s financial objectives, major corporate plans and strategies; oversight of the Corporation’s financial and operational performance; and oversight of the Corporation’s legal and ethical compliance. The Board has determined that enterprise risk should be addressed by the Board at least quarterly, and in the evaluation of proposed Board actions. In addition, the Board has delegated to Board committees responsibility for the initial evaluation of risk in specific areas in accordance with the areas of responsibility set forth in the committees’ charters.

The Board selects the Corporation’s Chief Executive Officer (“CEO”), acts as an advisor and counselor to the CEO and, through the Non-executive Chair of the Board (“the Non-executive Chair”) and the Compensation and Executive Development Committee, evaluates the CEO’s performance. The Board selects and recommends for approval by UIL shareowners a suitable slate of candidates for membership on the Board.

In fulfilling his or her responsibilities, each member of the Board shall exercise his or her business judgment, in good faith, to act in a manner that the Board member believes to be in compliance with applicable laws and regulations, and in the best interest of UIL shareowners.

Qualifications of Directors; Composition, Size and Election of Board

All directors should have a reputation for integrity, good judgment, respect for others, courage of their convictions, and the ability to communicate effectively. All directors should have the time and commitment to meet their responsibilities as members of the Board.

The Board as a whole should have members with experience, skills, competencies and interests in a wide spectrum of areas to assist the Board in meeting its responsibilities. UIL has developed the following list of potential areas of experience, skills, competencies and interests to guide the evaluation of potential nominees to the Board: experience in a position of senior leadership in a publicly held corporation; finance and capital markets; Connecticut and federal regulation; the energy industry, energy markets and energy technology; utility operations; government and public policy; audit and compliance; environmental considerations; risk identification, risk evaluation and mitigation; and information technology. UIL also contemplates that individuals may have other specific attributes that may contribute to the Board’s effectiveness. The complement of important director attributes may change depending on developments at the Corporation, in the electric industry, and in the national and worldwide economies. Individual directors will have different areas of expertise, and the Board also may retain independent advisors to supplement the experience, skills and competencies of the directors as appropriate to specific situations.

The Board recognizes the benefit of having directors who reflect differing individual attributes, to contribute to the Board’s discussion, evaluation and decision-making. The Board does not have a specific policy regarding diversity. However, in evaluating directors and director nominees, the Corporate Governance and Nominating Committee considers diversity in the context of a breadth of experience, thought and expertise, as well as gender and racial diversity.

Under the Corporation’s bylaws, there may not be more than 12 directors, and the Board determines the appropriate number of directorships at a given time. The entire Board is elected annually. The Corporate Governance and Nominating Committee considers candidates to recommend for nomination or re-nomination to the Board, taking into account the qualifications, attributes and expectations referenced above. In considering whether to recommend that a current director be re-nominated for continued service on the Board, the Corporate Governance and Nominating Committee considers the director’s experience, skills and competencies, as well as the director’s contribution and effectiveness as a member of the Board and the director’s enhancement of his or her effectiveness through education or other programs. The Board considers the Corporate Governance and Nominating Committee’s recommendations and determines the candidates to recommend to the shareowners for election at the annual meeting of shareowners.

The Board will not nominate a director to be a candidate for re-election after his or her seventy-second birthday. The Board will not nominate a director for election to a sixth term unless he or she is the beneficial owner, directly or indirectly, of at least 8,500 shares of UIL common stock. Upon any significant change in his or her primary employment, the director should submit a letter of resignation to the Non-executive Chair, in order that the Corporate Governance and Nominating Committee and the Board can determine whether the director’s continued Board membership is appropriate. If at any time a director may no longer meet the qualifications, attributes and expectations for directors, the director should notify the Non-executive Chair in order that the Corporate Governance and Nominating Committee and the Board can determine whether any action is appropriate. Prior to accepting a position to serve as a director of another publicly held corporation, a director shall advise the Non-executive Chair to enable the Corporate Governance and Nominating Committee and the Board to determine whether such service is in conflict with continued service as a director of UIL.

Independence of Directors

At all times a majority of the Board shall be independent directors as determined in accordance with applicable stock exchange listing standards, the Corporation’s policy for independence determinations, applicable law and regulation, and such other factors as the Board may deem appropriate. Annually, the Board shall make a determination of whether each director is independent. Only directors deemed by the Board to be independent in accordance with applicable stock exchange listing standards, the Corporation’s policy for independence determinations, and applicable law and regulation may serve on the Audit, Compensation and Executive Development, and Corporate Governance and Nominating Committees of the Board.

Board Leadership Structure

The Corporation’s bylaws allow flexibility to separate or consolidate the positions of chair and CEO, as the Board may determine to be appropriate at a given time to support the effective governance and functioning of the Board and the Corporation. The Non-executive Chair and the CEO have complementary roles. The Non-executive Chair leads the Board, and works to ensure that the Board meets its responsibilities, particularly in effective oversight. The CEO manages the business of the Corporation, including relationships with shareowners and the financial markets.

The Non-executive Chair is elected by the Board from among the independent directors who are financially literate, as defined by the rules of the New York Stock Exchange, to serve a one-year term. The Corporate Governance and Nominating Committee is responsible for evaluating the performance of the Non-executive Chair, and making a recommendation to the Board annually with respect to Board leadership. The Board presently expects that a director will serve as Non-executive Chair for no more than three consecutive one-year terms. However, the Board recognizes that circumstances may cause the Board to determine that having the Non-executive Chair serve for longer than three years may be in the best interest of the Corporation.

The Non-executive Chair is responsible for the effectiveness of the Board and the Board’s committees, and serves as an advisor to the Corporation’s CEO. Specific responsibilities include:

•	Establishing with the CEO agendas for Board meetings and assuring that relevant materials are provided to the Board;

•	Presiding at all meetings of the Board;

•	Calling and presiding at all executive session meetings of non-management directors or independent directors, and preparing the agenda and approving materials for executive sessions;

•	Briefing directors and management, as appropriate, about the results of deliberations in executive sessions;

•	Attending meetings of committees of the Board and consulting with committee chairs, as appropriate, to stay abreast of key issues and enhance committee effectiveness;

•	Advising the CEO and acting as liaison between the CEO and other directors;

•	Facilitating communication among directors and between directors and the Corporation’s management;

•	Working with directors to ensure that each director is making a significant contribution to the Board;

•	Working with the Compensation and Executive Development Committee and the CEO to ensure appropriate succession planning;

•	Conducting, with the Chair of the Compensation and Executive Development Committee, an assessment of the performance of the CEO.

If the Non-executive Chair is unable to perform his or her responsibilities and so notifies the CEO or the Chair of the Corporate Governance and Nominating Committee, or if there is a vacancy in the position of Non-executive Chair, the Chair of the Corporate Governance and Nominating Committee will temporarily have the responsibilities of the Non-executive Chair, pending other action by the Board as appropriate.

Board Meetings and Operation

The Board’s meeting schedule is developed to enable the Board to meet its responsibilities. The Board has at least four regularly scheduled meetings each year. Special meetings are scheduled as appropriate. The Board expects that each director will attend all meetings of the Board. Attendance at meetings is expected to be in person, although infrequent telephonic attendance is acceptable, provided that the effectiveness of the meetings is not impaired. The Board recognizes that participation of a director may not be possible when meetings need to be scheduled on short notice, and that conflicts may arise from time to time to prevent a director from attending a regularly scheduled meeting. Nonetheless, the Board expects that directors will keep such absences to a minimum. The Board expects that all directors will attend the annual meeting of shareowners.

The Non-executive Chair presides at all meetings of the Board, and establishes with the CEO Board meeting agendas, which are distributed in advance of the meetings, if possible. Directors may suggest inclusion of additional items on the agenda. Directors may also raise at any regular Board meeting subjects for discussion that are not on the formal agenda; however, the desire for inclusion of such items should be communicated to the Non-executive Chair or Corporate Secretary in advance of the meeting, if possible. The Board expects to hold executive sessions of the non-management directors at regularly scheduled meetings and, at least once a year, an executive session of independent directors.

The Non-executive Chair, working with the CEO and the Corporate Secretary, shall ensure that the Board is provided relevant materials that are important to the Board’s exercise of its responsibilities. The Board expects that directors will receive periodic financial reports, analyst reports, and other information designed to keep them informed of significant aspects of the Corporation’s business performance and prospects.

Directors shall have access to the Corporation’s executive officers and other senior management. The Board expects that management will be present regularly at Board meetings to provide additional insight into the items being discussed and to provide the Board the opportunity to evaluate future management potential. The Board shall also have access to the Corporation’s counsel and auditors, may retain counsel or other professional advisors of its choice with respect to any issue relating to its activities, and communicates with the Corporation’s management on issues, as appropriate.

Board Committees

A substantial amount of the analysis and work of the Board is done by standing Board committees. Each director is expected to participate actively in the meetings of each committee to which the director is appointed.

The Corporation has the following standing committees:

•	Audit Committee

•	Compensation and Executive Development Committee

•	Corporate Governance and Nominating Committee

•	Finance Committee

•	Executive Committee

Unless otherwise required by law, regulation or applicable listing standards, each standing committee shall have a minimum of three members. Each standing committee has a charter approved by the Board. Charters of the Audit, Compensation and Executive Development, Corporate Governance and Nominating, and Finance Committees are posted on the UIL website, www.uil.com. Each committee reviews its charter annually and recommends changes as appropriate for consideration and action by the Board. Subject to the Corporation’s bylaws, applicable law and regulation and listing standards, the Board may increase or decrease the number of committees, or appoint ad hoc committees with the authority specified in the Board’s resolutions creating the committees.

Selection of Committee Members and Committee Chairs: The Corporate Governance and Nominating Committee recommends to the Board the membership and chairs of each committee. The Board makes all committee and chair assignments. A committee member may resign without prior notice to the chair of the committee. The Board may remove a committee member without prior notice to the member.

There are no specific rotation directives. In recommending committee assignments and chairs, the Corporate Governance and Nominating Committee considers the subject matter expertise and experience of directors; the potential benefits of rotating committee members and chairs, to provide directors an opportunity to participate in the work of various committees and provide broad experience to the directors and committees; and the potential benefits of directors’ expertise and knowledge of specific areas through continued service on a committee. It is the Board’s policy that the Non-executive Chair shall be the Chair of the Executive Committee, and that the CEO shall be a member of the Executive Committee if he or she is a director. The Non-executive Chair and the CEO are invited to attend meetings of other committees, as appropriate.

Committee Meetings, Agendas and Reports to the Board: The Audit, Compensation and Executive Development, Corporate Governance and Nominating, and Finance Committees each have at least four regularly scheduled meetings, and schedule other meetings as necessary to enable the committees to meet the responsibilities in their charters and as otherwise requested by the Board. The Executive Committee does not have regularly scheduled meetings, but is available to meet as necessary. The chair of each committee establishes the agenda for each committee meeting with the assistance of the Corporation’s management as appropriate, and distributes it in advance of the meeting, if possible. Any director may suggest inclusion of additional items on the agenda. Directors may also raise at any regular committee meeting subjects for discussion that are not on the formal agenda; however, the desire for inclusion of such items should be communicated to the committee chair or the Corporation’s management in advance of the meeting, if possible. The Board expects that each committee will hold executive sessions of the non-management directors at regularly scheduled meetings as appropriate.

Each committee chair, working with the Corporation’s management, shall ensure that the committee is provided relevant materials that are important to the committee’s exercise of its responsibilities. Each committee shall report at the next Board meeting on significant matters considered at each committee meeting. In addition, directors are furnished copies of the minutes of all committee meetings.

Annual Performance Evaluation of the Board and Committees

The Corporate Governance and Nominating Committee oversees a self-assessment of the effectiveness of the Board, and reviews with the Board the results of the assessment on an annual basis. In addition, each committee performs a self-evaluation annually.

Board Compensation

The Corporate Governance and Nominating Committee evaluates and makes recommendations to the Board at least every two years with respect to director compensation, including review of the Corporation’s director compensation practices in relation to other companies of similar size in similar industries. Stock-based compensation is an important component of director compensation. A director who is a member of the Corporation’s management is not compensated for his or her service as a director.

Succession Planning

The Compensation and Executive Development Committee makes recommendations to the Board at least annually regarding succession planning for the CEO, so that the Corporation is prepared in the event of his or her resignation, retirement, disability, removal or death. The Board expects the Corporate Governance and Nominating Committee to make recommendations to the Board regarding succession planning for all directors, and in particular for the Non-executive Chair.

Evaluation of the Chief Executive Officer

The Non-executive Chair and the chair of the Compensation and Executive Development Committee conduct a formal performance evaluation of the CEO, at least on an annual basis, after soliciting input from other directors, and communicate the results of the evaluation to the CEO. The evaluation should include consideration of the financial and operating performance of the Corporation, accomplishment of strategic objectives, the successful professional development of management personnel and other criteria as appropriate.

Director Orientation and Continuing Education

Management shall conduct an orientation program for new directors, including background information about the Corporation’s business, information about the Board and committees, and a review of directors’ duties and legal responsibilities. The Board expects that directors will obtain education periodically, through presentations at Board meetings, discussions at strategic review meetings, and reading materials provided to the directors. The Board expects that at least once every two years, a director will participate in a continuing director education program, to enhance the director’s contribution to the Board and the Board’s effectiveness in meeting its responsibilities.

COMMUNICATIONS WITH DIRECTORS

In order to provide shareowners and other interested parties with a direct and open line for communication to the independent members of the Board, the Board has adopted the following procedures for confidential communications to directors. UIL Holdings’ shareowners and other interested persons may communicate with the directors of the Company by sending a letter to the following address:

Linda L. Randell
Senior Vice President, General Counsel and Corporate Secretary
UIL Holdings Corporation
157 Church Street
New Haven, CT 06506

All communications received in accordance with these procedures will be reviewed by the Company’s General Counsel to determine whether the subject matter of the communication should be brought to the attention of the independent directors, the non-management directors, the full Board, or one or more of its committees, as well as whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information. The criteria utilized by the General Counsel to guide the handling of the matter will include whether the communication:

•	relates to matters other than the business or affairs of UIL Holdings or the functioning or constitution of the Board or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous, offensive; or otherwise not appropriate for delivery to directors.

The Company’s General Counsel will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Corporate Governance and Nominating Committee of the Board will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of UIL Holdings common stock beneficially owned, directly or indirectly, as of March 10, 2010, by (i) each Director of UIL Holdings (which includes all nominees for the Board of Directors listed above), (ii) the Chief Executive Officer and the Chief Financial Officer of UIL Holdings, and each of the three other most highly compensated persons who are executive officers of UIL Holdings (which includes officers of UIL Holdings and officers of its subsidiaries who play a policymaking role for UIL Holdings) (“Executive Officers”) and (iii) the total, as a group, of all of the Directors and Executive Officers of UIL Holdings serving as of December 31, 2009.

				Total Shares
				Beneficially
		Stock	Stock	Owned Directly
Name of Individual or Number of Persons in Group	Shares	Options	Units	or Indirectly
Thelma R. Albright	15,480	15,000	61,491	91,971
Marc C. Breslawsky	166	22,500	63,527	86,193
Arnold L. Chase (1)	1,011,365	22,500	16,616	1,050,481
Betsy Henley-Cohn	22,934	—	9,829	32,763
John L. Lahey	17,937	17,387	27,740	63,064
F. Patrick McFadden, Jr.	15,591	—	24,299	39,890
Daniel J. Miglio	23,082	7,500	16,037	46,619
William F. Murdy	5,000	7,500	40,623	53,123
Donald R. Shassian	5,082	—	—	5,082
James A. Thomas	14,945	17,500	8,555	41,000
James P. Torgerson	13,520	—	74,254	87,774
Richard J. Nicholas	8,026	11,138	36,150	55,314
Linda L. Randell	7,549	—	6,840	14,389
Anthony J. Vallillo	65,999	—	—	65,999
Richard J. Reed	7,231	—	—	7,231
All Directors and Executive Officers as a group (18 persons)* (2)	1,246,300	128,579	389,441	1,764,320

*	Group consisting of the individuals named in the table, plus three other Executive Officers, Steven P. Favuzza, John J. Prete and Anthony Marone III.

(1)

The number of shares of common stock beneficially owned by Mr. Chase, as listed in the above stock ownership table, is approximately 3.5% of the 29,945,005 shares of common stock outstanding as of March 10, 2010, adjusted to reflect the additional shares which would be outstanding if Mr. Chase exercised his stock options and right to receive shares of common stock for his stock units. Shares reported as beneficially owned by Mr. Chase include 383,000 shares directly held by Mr. Chase, with respect to which he holds sole voting and investment power; 9,456 shares of restricted stock directly held by Mr. Chase acquired under the Company’s director compensation plans, with respect to which he holds sole voting power; 22,500 shares underlying currently exercisable options granted by UIL Holdings under its director compensation plans and directly held by Mr. Chase; 15,289 shares underlying currently exercisable stock units held by UIL Holdings under its non-employee directors’ plan; 44,166 shares directly held by The Sandra and Arnold Chase Family Foundation, Inc., a charitable foundation of which Mr. Chase serves as a director, president and chief executive officer, and with respect to which he may be deemed to hold shared voting and investment power; 527,000 shares directly held by RLC Investments LLC, of which Mr. Chase is a manager, and with respect to which he may be deemed to hold shared voting and investment power; and 498 shares of common stock held by Mr. Chase as custodian for his non-adult children, with respect to which he holds sole voting and investment power.

(2)

The number of shares of common stock beneficially owned by each of the other persons included in the table is less than 1.0% of the outstanding shares of common stock as of March 10, 2010; and the number of shares of common stock beneficially owned by all of the Directors and Executive Officers as a group represents approximately 5.79% of the shares of common stock outstanding as of March 10, 2010, adjusted to reflect the additional shares which would be outstanding if all of the directors and Executive Officers listed above exercised their stock options and right to receive shares of common stock for their stock units.

The number of shares listed in the above stock ownership table includes: shares held for the benefit of officers that are participating in the 401(k)/Employee Stock Ownership Plan; shares that may be acquired within sixty (60) days of March 10, 2010 through the exercise of previously granted stock options; and stock units that are in stock accounts under both the UIL Holdings Deferred Compensation Plan and the Non-Employee Directors Common Stock and Deferred Compensation Plan of UIL Holdings, described below under “Director Compensation.” Stock units in these plans are payable in an equivalent number of shares of UIL Holdings common stock.

The numbers in the above stock ownership table are based in part on reports furnished by the Directors and officers. Mr. Chase does not admit beneficial ownership of any shares other than those shown in the foregoing table, or that he has acted, or is acting, as a member of a partnership, limited partnership or syndicate, or group of any kind for the purpose of acquiring, holding or disposing of UIL Holdings common stock. With respect to other Directors and officers, the shares reported in the above stock ownership table include, in some instances, shares held by the immediate families of a Director or officer or entities controlled by a Director or officer, the reporting of which is not to be construed as an admission of beneficial ownership.

All Directors who are serving their sixth or greater term own, directly or indirectly, at least 8,500 shares, or have stock units reflecting deferral of at least 8,500 shares, in compliance with the stock ownership guidelines contained in the Company’s Corporate Governance Standards.

UIL Holdings believes that senior management should have a significant, sustained equity interest in UIL Holdings in order to link their interests more closely with those of shareowners. To promote this philosophy, UIL Holdings has adopted equity ownership guidelines for senior management, effective as of January 1, 2007. These guidelines require the senior management to own shares of UIL Holdings stock (not including unexercised options) equal in value to the following multiples of annual base salary: Chief Executive Officer—three times annual base salary; Chief Operating Officer, Chief Financial Officer, and Senior Vice Presidents—two times annual base salary; Vice Presidents—one time annual base salary. Individuals who were subject to these guidelines at the time of their adoption on January 1, 2007, are required to achieve the applicable ownership guideline by January 31, 2012. Individuals who thereafter become subject to the Guidelines are required to achieve the applicable ownership level within five years. Exceptions may be approved by the Chief Executive Officer in the event of temporary economic hardship, upon notice provided to the Compensation and Executive Development Committee.

Each of the persons included in the above stock ownership table has sole voting and investment power as to the shares of common stock beneficially owned, directly or indirectly, by him or her, except (a) as described above in footnote (1) regarding Mr. Chase, and (b) that voting and investment power over 3,391 shares owned by Betsy Henley-Cohn is held by a family trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires UIL Holdings’ Directors and executive officers, and persons who own more than ten percent of a registered class of UIL Holdings’ equity securities, to file with the Securities and Exchange Commission (SEC) and the NYSE, initial reports of ownership and reports of changes in ownership of UIL Holdings common stock and other equity securities of UIL Holdings. Directors, executive officers and greater-than-ten-percent shareowners are required by SEC regulations to furnish UIL Holdings with copies of all Section 16(a) forms they file.

To UIL Holdings’ knowledge, based solely on review of reports furnished to UIL Holdings and written representations that no other reports were required, during the fiscal year ended December 31, 2009, each of its Directors, executive officers and greater-than-ten-percent shareowners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Policies and Objectives

UIL Holdings Corporation’s (the “Company” or “UIL Holdings”) objective in establishing executive compensation is to provide overall compensation that will attract and retain qualified executives, and motivate them to produce strong operational and financial performance for the benefit of customers and shareowners. In order to achieve this objective, the Company offers its executives a total compensation package that is at or near median market levels and is designed to reward achievement of specific, challenging goals tied to its business strategy. To that end, it is the Company’s philosophy to require that a significant percentage of each executive’s compensation be “at risk” and variable, to encourage superior performance and achievement.

The executive officers of UIL Holdings (among whom are officers of its subsidiary, The United Illuminating Company (“UI”), who play a policy-making role for UIL Holdings) whose names appear in the “Summary Compensation Table” in this proxy statement and whose compensation is more fully described in this Compensation Discussion and Analysis (“CD&A”), are referred to as the Named Executive Officers (“NEOs”). For 2009, the Company’s NEOs were:

•	James P. Torgerson – President and Chief Executive Officer

•	Anthony J. Vallillo – President and Chief Operating Officer of The United Illuminating Company

•	Richard J. Nicholas – Executive Vice President and Chief Financial Officer

•	Linda L. Randell – Senior Vice President, General Counsel and Corporate Secretary

•	Richard J. Reed – Vice President Electric System, The United Illuminating Company; Mr. Reed’s job title was changed to Vice President Engineering and Project Excellence, effective January 1, 2010

As in previous years, there were four key elements of executive compensation for the NEOs in 2009:

1.	Annual base salary, which is intended to recognize the experience and contribution of executives and is structured to retain them through competitive base compensation.

2.

Annual short-term incentives, which are paid in cash and are intended to promote the interests of the Company’s customers and its shareowners by (i) motivating executives to attain established annual performance goals, and (ii) encouraging effective management teamwork among the executives.

3.

Long-term incentives, which are paid primarily in Company stock and are intended to motivate executives to achieve long-range strategic goals, focus on the long-term implication of decisions, and to align further their interests with those of the Company’s customers and shareowners. In addition to performance-based equity awards, executive compensation may include awards of restricted stock to encourage continued service.

4.

Benefits and perquisites, which may include both qualified and non-qualified savings plans, and qualified and non-qualified pension plans. These are designed to provide tax-efficient vehicles for executives to accumulate retirement savings on a tax-deferred basis and to help provide adequate resources for retirement. The qualified and non-qualified pension plans were closed to executives and other employees hired on or after May 1, 2005. Mr. Torgerson and Ms. Randell were hired after that date and therefore are not covered by these plans. Health and welfare benefits are offered at the same levels and on the same terms as to other management employees of the Company, except as noted in the “All Other Compensation” column of the “Summary Compensation Table.” Perquisites provided by the Company in 2009 did not exceed $10,000 for any NEO.

The Compensation and Executive Development Committee (the “CEDC”) of the UIL Holdings Board of Directors (the “Board”) sets compensation for the NEOs. The CEDC sets total compensation and determines appropriate levels for each element of compensation. In order to determine the base salary and the percentage allocation of short- and long-term incentives in relation to total compensation for Messrs. Torgerson and Nicholas in 2009, the CEDC reviewed compensation data taken from the proxy statements of a group of utility and energy services companies comparable to UIL Holdings in size and sales (the “Comparator Companies”). The CEDC used proxy data only for these positions, after consultation with Steven Hall & Partners, its independent compensation consultant, because it was able to get complete data for them from every company in the comparator group. Since not all Comparator Companies provided data for the positions held by Mr. Vallillo and Ms. Randell, the CEDC considered both proxy data from the Comparator Companies and survey data from energy services companies as presented by Steven Hall & Partners. None of the Comparator Companies provided data for the position held by Mr. Reed, so the CEDC considered only the survey data of energy services companies.

The Comparator Companies are the same as in the prior year and are listed below:

• Allete, Inc.	• Avista Corporation

• CH Energy Group, Inc.	• CLECO Corporation

• DPL Inc.	• El Paso Electric Company

• Hawaiian Electric Industries, Inc.	• IDACORP, Inc.

• NSTAR	• PNM Resources, Inc.

• Portland General Electric Company	• Puget Energy, Inc.

• Unisource Energy Corporation	• Westar Energy, Inc.

The Comparator Companies represented companies with median revenues of $1.46 billion (ranging from $841.7 million to $3.2 billion) and they generally have a similar balance of service in terms of distribution and transmission of electricity. The CEDC established the market median of both the Comparator Companies and the market survey group as a benchmark for each NEO’s total compensation (annual base salary and incentives) and used it, along with the executive’s experience, position and tenure, its evaluation of the executive’s individual performance in light of goals and objectives it has established, and the economic conditions in the region, to set compensation levels for the year.

Elements of Compensation

Annual Base Salary

Base salaries are set at levels intended to recognize the responsibility associated with the particular executive position, the executive’s experience and skills, and the need for base salaries to be competitive within the marketplace from which UIL Holdings draws its executive talent. At the beginning of 2009, the base salaries for individual NEOs ranged from -11% to +7%, when compared to the market median.

In evaluating the NEOs’ base salaries in March 2009, along with the available market data, the economic and regulatory environment, and 2008 performance, the CEDC determined that the NEOs’ salaries for 2009 would remain unchanged from the prior year, consistent with the Chief Executive Officer’s recommendation.

Incentive Compensation—Short-term and Long-term

The UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan (the “2008 Stock Plan”) was approved by shareowners and provides for both short-term and long-term incentive compensation. Incentive awards are intended to be “performance-based” compensation and the CEDC has the authority to exercise discretion to reduce the amount of incentives awarded in accordance with the terms of the incentive plans.

The CEDC considers proxy and market data when determining the target annual and long-term percentage of base salary that each NEO could be awarded based on the attainment of target goals. In 2009, when the CEDC reviewed target total cash compensation (base salary plus annual incentive), it found that the individual NEOs were within an acceptable range of the market median (plus or minus 10%) and therefore did not adjust any NEO’s target incentive percentage. When the CEDC reviewed the target total remuneration (base salary plus annual cash incentive, plus long-term non-cash incentive), it found that the individual NEOs deviated from the market median for their job title by amounts ranging from -13% to +10%. Based on these reviews of annual and long-term incentives, the CEDC set the percentage of base salary at target as shown for each NEO on the following pages.

The CEDC approves actual payouts of incentive awards to be made no later than March 15th of the year following the end of the performance period. The incentive grants and the goals (including threshold, target and maximum levels of performance) associated with each plan were set in February 2009. Goals are set so that NEOs receive (i)

no payment unless a threshold level of goal performance is achieved; (ii) a payment equal to 50% of the target compensation for threshold level performance achieved; (iii) a payment equal to 100% of the target compensation for target level performance achieved; and (iv) a payment of up to 150% of target compensation for achievement of the maximum level of performance. Payments of incentives are interpolated for attainment of goals between threshold and target and between target and maximum levels of performance achieved. In February 2010, the CEDC certified 2009 performance results, and approved payment of 2009 short-term incentives, and the 2007 – 2009 long-term incentives.

Short-term Incentive Compensation

Annual short-term cash awards may be made each year to NEOs based on their achievement of pre-established performance goals set by the CEDC. With respect to 2009, annual short-term performance goals were based on the achievement of financial, reliability, and safety goals. Goals were designed to maintain the NEO’s focus on the interests of the Company’s customers and its shareowners. UIL Holdings Net Income and UIL Holdings Consolidated Cash Flow goals were set at levels based on the business plan approved by the Board of Directors. The Reliability and Safety goals were taken from the UI Balanced Scorecard which is used to calculate incentives for all of the non-union employees and executives of UIL Holdings and UI. Reliability goals affect customers of the utility and safety goals affect customers as well as employees and the general public. As such, the CEDC felt that it was important that a portion of the NEO’s incentives be determined by these goals. The CEDC concluded that the amounts set for these goals were appropriate in light of their importance, the level of attainment of these goals in the past, and target goals for the future.

At its March, 2009 meeting, the CEDC set target annual short-term incentives, expressed as a percentage of base salary as of April 1, 2009, for each NEO. The 2009 goals, weights and results were as follows:

Goals	UIL Holdings Net Income (millions)	UIL Holdings Cash Flow (millions)	SAIDI (minutes)	SAIFI	LTA	MVA
Goal Maximum	$52.8	$9	58.68		6	30
Goal Target	$50.3	$4	63.74		10	35
Goal Threshold	$48.3	$(1.0)	74.80		12	40
Goal Result	$54.5	$4.0	68.58		16	45
Goal Weights	40%	40%	5%	5%	5%	5%
Percent of Target Achieved	150%	100%	77.3%	150%	0%	0%
Weighted Result	60%	40%	3.9%	7.5%	0.0%	0.0%

Net income is primarily UIL Holdings consolidated net income. Cash Flow is primarily UIL Holdings consolidated cash from operations, less capital expenditures and dividends. SAIDI and SAIFI refer to service reliability, specifically the duration and frequency of outages. LTA and MVA are safety metrics measuring the number of lost time accidents and motor vehicle accidents.

The overall percent of target achieved under the 2009 annual incentive plan was 111%, which means that the cumulative final results, as well as the amount of short-term incentive received by the NEO’s, were 11% above the targets set by the CEDC.

Each NEO’s target award expressed as a percentage of his or her base salary, the incentive payable at target and the actual goals performance appear in the table below. The methodology used for each NEO to calculate these percentages is as follows, using Mr. Torgerson as an example:

The rounded sum of weighted goals results shown above (60% + 40% + 4% + 7% + 0% + 0% = 111%) multiplied by his target incentive amount of $437,500 equals $485,625.

Based on the results and the associated weightings of these goals, the actual percentages of base salary earned by the NEOs for 2009, based on performance achieved, were as follows:

Percent of Base Salary Earned for 2009 Annual Incentives

	Mr. Torgerson	Mr. Vallillo	Mr. Nicholas	Ms. Randell	Mr. Reed
Base salary	$625,000	$390,000	$300,000	$290,000	$228,000
% of Salary at Target	70%	60%	50%	45%	37%
$ at Target	$437,500	$234,000	$150,000	$130,500	$84,400
2009 Performance	111%	111%	111%	111%	111%
Total Percent of Salary Earned	78%	67%	56%	50%	41%
Actual Incentive Earned	$485,625	$259,740	$166,500	$144,855	$93,684

Long-Term Incentive Compensation

The Company also has a performance-based long-term incentive compensation equity component for the NEOs. With respect to the 2007 – 2009 incentive period, the CEDC established goals in March, 2007 as follows: UIL Holdings Net Income (defined as the cumulative net income over the three-year period), total shareholder return (TSR) percentage rank for the three-year period (relative to other utilities in the Edison Electric Institute index), and electric system reliability as measured by SAIDI and SAIFI (System Average Interruption Duration Index and System Average Interruption Frequency Index – measures of the duration and frequency of electricity outages. Those goals, and UIL Holding’s/UI’s performance, were as follows:

Goals	Net Income (millions)	Total Shareholder Return	System Reliability - SAIDI	System Reliability – SAIFI
Goal Maximum	$165.7	80%	55.66
Goal Target	$150.7	50%	58.72
Goal Threshold	$135.6	33%	61.78
Goal Result	$147.1	34.4%	66.68
Percent of Target Achieved	88%	54%	0%	136%
Goal Weights	50%	30%	10%	10%
Weighted Result	44.1%	16.2%	0%	13.6%

In February 2010, the CEDC awarded the NEOs long-term incentives based on the results of these long-term goals. Those equity awards were drawn from the UIL Holdings 1999 Amended and Restated Stock Plan, the equity plan in effect at the time of the March 2007 grants. Ms. Randell’s percentage of salary at target was pro-rated to reflect her commencement of employment with UIL Holdings on March 26, 2007.

	Mr. Torgerson	Mr. Vallillo	Mr. Nicholas	Ms. Randell	Mr. Reed
Percentage of Salary at Target	105%	105%	80%	65%	50%
Shares Granted at Target	17,700	10,920	6,490	5,020	3,100
Percent of Target Achieved	74%	74%	74%	74%	74%
Performance Shares Awarded	13,098	8,081	4,803	3,715	2,294

In March 2009, the CEDC granted performance shares to the NEOs for the three-year cycle extending from January 1, 2009 – December 31, 2011, based on the following target percentages of their base salaries as of April 1, 2009:

2009-2011	Mr. Torgerson	Mr. Vallillo	Mr. Nicholas	Ms. Randell	Mr. Reed
Target Percentage	115%	105%	80%	75%	42%

Equity grants made for this performance period will be drawn from the 2008 Stock Plan. In general, the performance shares granted under this plan will vest as of December 31, 2011, unless they vest earlier upon a change in control. The number of shares to be awarded for performance achieved at threshold, target, and maximum is specified on the “Grants of Plan Based Awards Table.” The number of shares ultimately awarded to the individual is dependent upon the level of attainment of the pre-established performance goals and will be determined at the end of the three-year period.

The performance goals for the 2009 – 2011 performance cycle are based upon the attainment of specific levels of Total Shareholder Return (33% weight) and cumulative Net Income (67%) as approved by the CEDC in March 2009, with vesting of 50%, 100% or 150% of the target amount of performance shares if the “threshold,” “target” or “maximum” level of performance is achieved, respectively.

	Threshold	Target	Maximum

Net Income	Target -5%	3-Year cumulative	Target +5%
Total Shareholder Return	4th Quintile	3rd Quintile	1st Quintile

Total Shareholder Return is determined as follows:

UIL Holdings Volume Weighted Average Closing Price for the last quarter of 2011, minus UIL Holdings Volume Weighted Average Closing Price for the first quarter of 2009, plus Dividends per share for 2009 through 2011. The quotient obtained by this calculation is compared to the Total Shareholder Return of all companies reported by the Edison Electric Institute (EEI) to establish the Corporation’s relative performance, measured on a quintile scale.

Benefits and Perquisites

The Company offers both tax-qualified and non-tax-qualified retirement benefits designed to provide savings opportunities to plan participants and to help ensure adequate income replacement upon retirement.

Qualified retirement plans:

•

The United Illuminating Company Pension Plan (the “UI Pension Plan”). This plan was closed to non-unionized employees hired on or after May 1, 2005. Mr. Torgerson and Ms. Randell were hired after that date and therefore are not covered by this plan.

•

The United Illuminating Company 401(k)/Employee Stock Ownership Plan (the “UI KSOP”). Like other non-unionized employees hired on or after May 1, 2005, Mr. Torgerson and Ms. Randell received an annual employer contribution under the UI KSOP equal to 4% of salary (up to $245,000 of salary in 2009), plus an additional $1,000, in addition to any Company match to their 401(k) contributions.

Non-qualified plans:

•	The UIL Holdings Deferred Compensation Plan (the “DCP”). This plan is designed to permit eligible executives to save for retirement in greater amounts than permitted under the UI KSOP.

•

The United Illuminating Company Supplemental Executive Retirement Plan (the “SERP”). This plan is designed to provide benefits based on the UI Pension Plan formula, but calculated on compensation in excess of applicable qualified plan limits. Because Mr. Torgerson and Ms. Randell are not covered by the qualified Pension Plan, they are also not covered by the SERP.

In limited instances in the past, the Company had agreed to provide enhanced supplemental executive retirement benefits to certain executives as part of a competitive compensation package. Only Mr. Vallillo is eligible for these enhanced benefits. For Mr. Vallillo, the enhancement calls for a benefit in the form of a single life annuity, which is the excess of 2% of his highest 3-year average Base Salary and incentive multiplied by his years of service (up to 30) minus his qualified Pension Plan benefit. The Company has not offered individually negotiated SERP benefits in contract negotiations over the last several years.

Perquisites provided by the Company in 2009 did not exceed $10,000 for any NEO. Perquisites offered to the NEOs include estate and financial planning, and tax return preparation.

Termination Payments and Benefits; Change in Control

UIL Holdings has either directly, or through UI, entered into employment agreements with its NEOs. The purpose of these agreements is to:

•	ensure predictability in determining the executives’ terms and conditions of employment;

•	provide for an orderly mechanism for terminations of employment and for reasonable compensation to the executives for terminations without cause;

•	provide for participation in the UIL Holdings Change in Control Plan II (CIC Plan II).

The purpose of the CIC Plan II is to provide the officers and other executive employees of the Company with appropriate assurances of continued income and other benefits for a reasonable period of time in the event that the executive’s employment with the Company is terminated in connection with a change in control of the Company, thereby encouraging the continued attention and dedication of executives to the continued success of the Company.

Termination and change in control payments and benefits are more fully described for each NEO in the section of this proxy entitled “Payments Upon Termination or Change In Control.”

Executive Share Ownership

The Company believes that senior management should have a significant, sustained equity interest in UIL Holdings in order to link their interests more closely with those of shareowners. To promote this philosophy, the Company adopted equity ownership guidelines for senior management, effective as of January 1, 2007. These guidelines require each member of senior management to own shares of UIL Holdings stock (not including unexercised options) equal in value to the following multiples of annual base salary: Chief Executive Officer – three times annual base salary; Chief Operating Officer, Chief Financial Officer, Senior and Executive Vice Presidents – two times annual base salary; and Vice Presidents – one time annual base salary. Individuals subject to the guidelines as of the January 1, 2007 effective date are required to achieve applicable ownership levels by January 31, 2012. As of March 10, 2010, Messrs. Torgerson, Vallillo and Nicholas had met their ownership guidelines. The value of shares owned by Ms. Randell (whose employment with UIL Holdings commenced on March 26, 2007) equaled 1.4 times her base salary and her ownership guideline timeframe extends to March 26, 2012. The value of shares owned by Mr. Reed equaled 0.9 times his annual base salary. The Company anticipates that all NEOs will meet their share ownership guidelines within the expected timeframe. Exceptions to the guidelines may be approved by the Chief Executive Officer in the event of temporary economic hardship, upon notice provided to the CEDC.

Equity Grant Practices

The CEDC generally makes equity grants, including performance share awards and options and restricted stock grants, at its March meeting each year. In the case of newly hired or newly promoted executives, equity grants may be made in connection with the commencement of their employment or promotion. The Company does not permit the back dating or “timing” of options or other equity awards. The exercise price of stock options, and the value of equity awards, is calculated on the basis of the average of the high and the low prices of the Company’s stock as reported on the New York Stock Exchange on the date of the grant. In recent years, the Company has not issued options. There are, however, outstanding options with reload rights.

The Effect of Accounting and Tax Treatment on the Company’s Compensation Decisions

The 2008 Stock Plan is a shareowner-approved plan designed to comply with the requirements of federal tax laws on deductibility under Section 162(m) of the Internal Revenue Code. The Company considers federal tax implications prior to making executive compensation decisions and generally prefers to preserve deductibility when possible. However, the Company is not precluded from making payments or awards, where appropriate, to retain and provide competitive incentives to an NEO, whether or not the compensation is deductible. In 2009, the Company did not pay, or commit to pay, any non-deductible compensation through any grant or any other action of the Company.

Recapture (Clawback) Policy

The Company has a policy that applies in the event that the Company is required to restate its financial statements due to material non-compliance of the Company with any applicable financial reporting requirement, if such restatement results directly or indirectly from willful misconduct or gross negligence of a covered executive. This policy requires executives designated by the CEDC (currently, those participating in short- and long-term incentive compensation plans of the Company) to reimburse the Company for the difference between (i) the amount of any bonus, incentive or equity compensation paid in light of the erroneous financial statement and (ii) the amount that would have been paid, if any, under the restated financial statements. This policy is intended to supplement the forfeiture provisions applicable to the Chief Executive Officer and Chief Financial Officer under Section 304 of the Sarbanes-Oxley Act of 2002, or any successor provision. Since the adoption of this policy, the Company has not had to restate its financial statements due to a material non-compliance as described above and, as a result, has not had to recapture any payments made to any executive.

Structure, Authority and Role of the Compensation Committee; Role of the Compensation Consultant; Role of the Chief Executive Officer in Executive Compensation Decisions

•

The CEDC is comprised of four independent directors of the Board. Directors are designated as independent in accordance with the Board’s own policy regarding the independence of directors, which conforms to, or is more exacting than, the independence requirements in the NYSE rules.

•	The CEDC Charter is posted on the UIL Holdings website at www.uil.com/about.

•	The CEDC reviews and approves all aspects of compensation (base salaries, annual performance awards, long-term incentives and other benefits) for the Chief Executive Officer and the other NEOs.

•

The CEDC determines the compensation of the Chief Executive Officer and other NEOs based on its evaluation of their performance in light of goals and objectives it has established, as well as market and/or survey data and recommendations from its outside independent compensation consultant.

•

The CEDC establishes the performance goals applicable to the annual and long-term incentive compensation programs, administers the programs and certifies that performance goals and any other material terms were satisfied before authorizing payment of any awards.

During 2009, the CEDC continued to retain Steven Hall & Partners as its independent compensation consultant to assist and advise regarding all policies and plans pertaining to compensation of the NEOs and other officers and key employees of UIL Holdings and its subsidiaries. The CEDC has directly engaged the consultant and is solely responsible for hiring, firing and compensating the consultant. The consultant does not perform administration, actuarial, or other services for the Company apart from its engagement by the CEDC for executive compensation consulting services and, as required, by the Corporate Governance Nominating Committee of the Board with respect to director compensation. The consultant assisted the CEDC by providing comparative market data on compensation practices and levels of peer competitors. It assisted the CEDC in its determination of base salaries of executives, designing performance criteria and goals under short- and long-term incentive plans, and advising on appropriate levels of compensation and incentives for particular executive positions.

The CEDC meets in executive session with the Non-Executive Chair of the Board each year to evaluate the prior year’s performance of UIL Holdings’s Chief Executive Officer. The results of this evaluation are considered by the CEDC in determining his compensation, consistent with the policies described above. The CEDC makes use of market data and a CEO “tally sheet” to determine the appropriateness of the Chief Executive Officer’s entire compensation package. The CEDC also reviews a self-appraisal prepared by the CEO along with input from directors not serving on the CEDC. The CEDC makes the final determination of the Chief Executive Officer’s compensation.

The Chief Executive Officer recommends compensation levels to the CEDC for all of the other NEOs. These recommendations are based on salary survey data collected from publicly available compensation surveys, recommendations by the CEDC’s independent compensation consultant, and the CEO’s evaluation of the executives’ performance in light of goals and objectives established for the year. In 2009, the Associate Vice

President of Human Resources communicated with the consultant and prepared materials to be reviewed by the CEO, who then made the recommendations to the CEDC. No other member of management was present when the CEO discussed compensation with the CEDC. The CEO’s recommendations were not binding on the CEDC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Director of UIL Holdings who served as a member of the CEDC during 2009 was, during 2009 or at any time prior thereto, an officer or employee of UIL Holdings or any of its subsidiaries. During 2009, no Director of UIL Holdings was an executive officer of any other entity on whose Board of Directors an executive officer of UIL Holdings served.

COMPENSATION COMMITTEE REPORT

The CEDC has reviewed and discussed with management this CD&A required by Item 402(b) of Regulation S-K. Based on such review and discussions, the CEDC recommended to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the Company’s 2010 Proxy Statement. This report is provided by the following independent directors, who comprise the CEDC:

John L. Lahey, Chair

Marc C. Breslawsky

Daniel J. Miglio

James A. Thomas

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation for 2007, 2008 and 2009 of the Chief Executive Officer, the Chief Financial Officer, and each of the three other most highly compensated individuals in 2009 who are executive officers of UIL (including officers of The United Illuminating Company who play a policy-making role for UIL).

Summary Compensation Table:

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Torgerson, James - President and CEO	2009	$625,000	$—	$793,259	$—	$485,625	$—	$23,720	$1,927,604
	2008	$618,750	$—	$766,250	$—	$459,375	$—	$49,944	$1,894,319
	2007	$581,250	$—	$708,750	$—	$386,100	$—	$21,775	$1,697,875
Vallillo, Anthony - President and Chief Operating Officer of UI	2009	$390,000	$—	$409,500	$—	$259,740	$263,492	$9,800	$1,332,532
	2008	$385,000	$—	$809,500	$—	$245,700	$68,197	$9,200	$1,517,597
	2007	$364,525	$—	$388,500	$—	$202,020	$336,362	$9,000	$1,300,407
Nicholas, Richard - Executive Vice President and CFO	2009	$300,000	$—	$240,000	$—	$166,500	$100,222	$21,263	$827,985
	2008	$297,150	$—	$240,000	$—	$157,500	$71,717	$14,969	$781,336
	2007	$287,175	$—	$230,880	$—	$134,286	$66,950	$16,770	$736,061
Randell, Linda - SVP General Counsel & Corporate Secretary	2009	$290,000	$—	$217,500	$—	$144,855	$—	$21,201	$673,556
	2008	$286,250	$—	$217,500	$—	$137,025	$—	$19,400	$660,175
	2007	$211,458	$—	$328,750	$—	$91,884	$—	$17,667	$649,759
Reed, Richard - VP Engineering & Project Excellence of UI	2009	$228,000	$—	$95,800	$—	$93,684	$127,355	$9,245	$554,084
	2008	$226,150	$—	$102,600	$—	$88,620	$73,099	$9,200	$499,669
	2007	$218,575	$—	$110,300	$—	$74,276	$61,522	$9,000	$473,673

Summary Compensation Table Narrative:

“Salary” (column (c)) amounts shown include gross salary earned for the years ended December 31, 2009, December 31, 2008, and December 31, 2007, including salary deferred during 2009, 2008 and 2007 by Messrs. Vallillo, Nicholas, and Ms. Randell under the UIL Holdings Corporation Deferred Compensation Plan. Ms. Randell’s 2007 salary is for a partial year, reflecting that her employment with UIL commenced on March 26, 2007.

“Stock Awards” (column (e)) amounts reflect the grant date value of the long-term incentive equity awards made in 2009, 2008 and 2007, respectively, at a target level of performance as described in the CD&A. Included in the Stock Awards column are the grant date values of restricted stock awarded as follows: $74,459, $78,750, and $78,750 to Mr. Torgerson in 2009, 2008, and 2007, respectively; $400,000 to Mr. Vallillo in 2008 and; $150,000 to Ms. Randell in 2007.

The grant date value of each long-term incentive equity award for Mr. Torgerson, assuming the maximum goal achievement, was $1,078,200, $1,031,250 and $945,000 for 2009, 2008 and 2007, respectively. The grant date value of each long-term incentive equity award for Mr. Vallillo, assuming the maximum goal achievement, was $614,250, $614,250 and $582,750 for 2009, 2008 and 2007, respectively. The grant date value of each long-term incentive equity award for Mr. Nicholas, assuming the maximum goal achievement, was $360,000, $360,000 and $346,320 for 2009, 2008 and 2007, respectively. The grant date value of each long-term incentive equity award for Ms. Randell, assuming the maximum goal achievement, was $326,250, $326,250 and $268,125 for 2009, 2008 and 2007, respectively. The grant date value of each long-term incentive equity award for Mr. Reed, assuming the maximum goal achievement, was $143,700, $153,900 and $165,450 for 2009, 2008 and 2007, respectively.

The amounts earned with respect to equity awards vesting in 2009 are reported in the “Options Exercised and Stock Vesting Table.”

“Non-Equity Incentive Plan Compensation” (column (g)) reflects the annual short-term cash incentives earned as of December 31, 2009, December 31, 2008, and December 31, 2007, regardless of whether payment had been made to the NEO as of that date, under pre-established performance targets that have been achieved pursuant to the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan (the “2008 Stock Plan”). Grants made under this program in 2009 are disclosed under the “Grants of Plan Based Awards Table.”

“Changes in Pension Value and Nonqualified Deferred Compensation Earnings” (column (h)) includes, for each NEO, the aggregate increases in actuarial value during 2009, 2008, and 2007 of all defined benefit plans (including qualified defined benefit and supplemental executive retirement plans) in which the executive participated, attributable to compensation increases, an additional year of service, and changes in the discount rate used in calculating the actuarial present value. The change in pension value is calculated based on the earliest date that each NEO would be entitled to receive an unreduced pension benefit from the UI Pension Plan. In determining the amount disclosed, the Company has used interest rate and mortality assumptions consistent with those used in the Company’s financial statements. Please see Note G entitled “Pension and Other Benefits” in the Notes to Consolidated Financial Statements for the fiscal years ended December 31, 2009, December 31, 2008, and December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2010, February 18, 2009, and February 20, 2008, respectively, for a discussion of these assumptions.

“All Other Compensation” (column (i)) amounts include: (a) Company cash contributions to The United Illuminating 401(k)/Employee Stock Ownership Plan; (b) pay for unused vacation; (c) relocation assistance; (d) personal financial or tax advice, and (e) housing or other living expenses. Non-qualified defined contribution deferred compensation is reported on the Non-Qualified Deferred Compensation Table and not in “All Other Compensation.” The amount reported for Mr. Torgerson in 2009 includes: (i) $9,925 in Company KSOP matching contributions; (ii) $10,800 employer contribution under the KSOP (for employees hired after May 1, 2005), and; (iii) $2,995 in tax return preparation assistance. The amount reported for Mr. Torgerson in 2008 includes: (i) $9,200 in Company KSOP matching contributions; (ii) $10,200 employer contribution under the KSOP (for employees hired after May 1, 2005); (iii) $27,644 in unused vacation; and (iv) $2,900 in tax return preparation assistance. The amount reported for Mr. Torgerson in 2007 includes: (i) $9,000 in Company KSOP matching contributions; (ii) $10,000 employer contribution under the KSOP (for employees hired after May 1, 2005), and; (iii) $2,775 in tax return preparation assistance. For Mr. Nicholas, the amount listed in 2009 includes: (i) $9,300 in Company KSOP matching contributions; (ii) $11,538 for unused vacation, and; (iii) $425 for tax return preparation assistance. For Mr. Nicholas, the amount listed in 2008 includes $9,200 in Company KSOP contributions and $5,769 for unused vacation. The amount reported for Mr. Nicholas in 2007 includes $9,000 in Company KSOP contributions and $7,770 for unused vacation. For Messrs. Vallillo and Reed, the amounts listed for all years are Company KSOP matching contributions. The amount reported for Ms. Randell in 2009 includes: (i) $4,545 in Company KSOP matching contributions; (ii) $5,856 for unused vacation, and; $10,800 employer contribution under the KSOP (for employees hired after May 1, 2005). The amount reported for Ms. Randell in 2008 includes $9,200 in Company KSOP matching contributions and $10,200 employer contribution under the KSOP (for employees hired after May 1, 2005). The amount reported for Ms. Randell in 2007 includes $8,458 in Company KSOP matching contributions and $9,208 employer contribution under the KSOP (for employees hired after May 1, 2005).

Employment Agreements of Named Executive Officers: In order to understand the “Summary Compensation Table,” it is essential to understand the Employment Agreements of the NEOs.

UIL Holdings entered into an employment agreement with Mr. Torgerson, dated January 23, 2006, under which Mr. Torgerson was appointed President of UIL. On July 1, 2006, Mr. Torgerson was appointed Chief Executive Officer of UIL. Mr. Torgerson’s employment agreement continued in effect until December 31, 2009. The agreement automatically renewed for an additional one-year period and will continue to do so annually unless UIL Holdings provides Mr. Torgerson 90 days notice of its decision not to renew the agreement. This agreement provides an annual base salary of $525,000, subject to review and possible adjustment by the Board of Directors at least annually. Mr. Torgerson’s annual base salary was $625,000 in 2009 and will remain at that level for 2010. Mr. Torgerson is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. In addition, during each year in the term of his employment agreement, Mr. Torgerson is entitled to an annual grant of restricted stock to be awarded in March of each year, equal to that number of shares which results from dividing $78,750 by the fair market value of UIL Holdings common stock on the date of the grant, but limited to no more than 3,333 shares per year. Each such grant will vest ratably over a five year period. On March 23, 2009, the CEDC awarded Mr. Torgerson 3,333 shares of restricted stock pursuant to such provision. If Mr. Torgerson has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of his employment agreement by the Company, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings’ direct subsidiary, UI, entered into an employment agreement with Mr. Vallillo, dated January 26, 2004. The agreement had an original term of two years and, as amended, has been automatically renewed for additional one-year periods. This agreement provides an annual base salary of $292,500, subject to upward revision by the UIL Holdings Board of Directors at such times as the salary rates of other officers are reviewed by the directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Mr. Vallillo’s annual base salary was $390,000 in 2009. Effective April 1, 2010, Mr. Vallillo’s annual base salary increased to $403,700. Mr. Vallillo is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If Mr. Vallillo has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of his employment agreement by the Company, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings’ direct subsidiary, UI, entered into an employment agreement with Mr. Nicholas, dated March 1, 2005. The agreement had an original term of two years and has been automatically renewed for additional one-year periods. This agreement provides an annual base salary of $227,000, subject to upward revision by the UIL Holdings Board of Directors at such times as the salary rates of other officers are reviewed by the directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Mr. Nicholas’ annual base salary was $300,000 in 2009. Effective April 1, 2010, Mr. Nicholas’ annual base salary increased to $320,000. Mr. Nicholas is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If Mr. Nicholas has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of his employment agreement by the Company, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings entered into an employment agreement with Ms. Randell, dated February 28, 2007, under which Ms. Randell was appointed Senior Vice President and General Counsel of UIL. The agreement had an original term of two years, ending March 25, 2009, and automatically renews for additional one-year periods unless UIL Holdings provides Ms. Randell 90 days notice of its decision not to renew the agreement. This agreement provides an annual base salary of $275,000, subject to review and possible adjustment by the Board of Directors at least annually. Ms. Randell’s annual base salary was $290,000 in 2009. Effective April 1, 2010, Ms. Randell’s annual base salary increased to $300,000. Ms. Randell is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. Ms. Randell was not eligible to participate in the previously established long-term incentive programs, but was provided an opportunity to earn a target performance incentive, depending on the level of performance measures achieved in the 2007-2008 performance period. In addition, in recognition of the forfeiture by Ms. Randell of certain partnership benefits resulting from her separation from her former law firm, Ms. Randell was awarded a one-time grant of shares of restricted stock valued at $150,000 at the date of the grant, which vest ratably over a five year period. If Ms. Randell has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of her employment agreement by the Company, she will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings’ direct subsidiary, UI, has entered into an employment agreement with Mr. Reed, dated March 26, 2004. The agreement had an original term of two years and has been automatically renewed for additional one-year periods. This agreement provides an annual base salary of $159,100, subject to revision by the UIL Holdings’ Board of Directors at such times as the salary rates of other officers are reviewed by the directors. Mr. Reed’s annual base salary was $228,000 in 2009 and will remain at that level for 2010. Mr. Reed is also entitled to participate in UIL Holdings’ annual short-term incentive and long-term incentive programs. If Mr. Reed has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of his employment agreement by the Company, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

Grants of Plan Based Awards Table:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Numbers of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold # of Shares	Target # of Shares	Max # of Shares
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Torgerson, James - President and CEO	3/23/2009	$218,750	$437,500	$656,250	16,090	32,180	48,270	3,333	0	0	$793,259
Vallillo, Anthony - President and Chief Operating Officer of UI	3/23/2009	$117,000	$234,000	$351,000	9,165	18,330	27,495		0	0	$409,500
Nicholas, Richard - Executive Vice President and CFO	3/23/2009	$75,000	$150,000	$225,000	5,370	10,740	16,110	0	0	0	$240,000
Randell, Linda - SVP General Counsel & Corporate Secretary	3/23/2009	$65,250	$130,500	$195,750	4,870	9,740	14,610	0	0	0	$217,500
Reed, Richard - VP Engineering & Project Excellence of UI	3/23/2009	$42,200	$84,400	$126,600	2,145	4,290	6,435	0	0	0	$95,800

Grants of Plan Based Awards Table Narrative:

Non-Equity Incentive Plan Awards

The grants made by the CEDC on March 23, 2009 and reflected under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to the 2008 Stock Plan. These grants are short-term incentive awards, payable in cash upon the achievement of certain performance criteria described below. The dollar amounts listed in columns (c), (d) and (e) represent the cash amounts to be paid upon achievement of threshold, target and maximum levels of performance, respectively.

Establishment of Short-term Incentive Performance Goals. Target annual short-term incentive performance goals were set for each Named Executive Officer during the first calendar quarter of 2009 and were expressed as a percentage of base salary. Performance goals were established to focus the officers’ attention on corporate financial performance (UIL net income and UIL cash flow), reliability (SAIDI and SAIFI), and safety (number of lost time accidents and motor vehicle accidents). These goals are described more extensively in the Compensation Discussion and Analysis (CD&A) section of this proxy.

Equity Incentive Plan Awards— Long-Term Incentive Program

Equity grants made by the CEDC on March 23, 2009 are reflected under “Estimated Future Payouts Under Equity Incentive Plan Awards.” These grants are long-term incentive awards, payable in shares of UIL Holdings common stock drawn from a UIL Holdings Corporation equity plan (to the extent possible within the limits of such plan), upon the achievement of certain performance criteria. Any portion of performance shares that cannot be paid in stock due to applicable plan limits will be paid in cash. The share amounts listed in columns (f), (g) and (h) represent the numbers of shares of UIL Holdings common stock to be drawn from either the 2008 Stock Plan or, if an award is deferred, the UIL Holdings Corporation Deferred Compensation Plan, upon the achievement of threshold, target and maximum levels of performance, respectively. Details of the long-term equity incentive awards are provided in the CD&A.

Other Stock Awards

The grant made by the CEDC on March 23, 2009 to Mr. Torgerson and reflected under “All Other Stock Awards: Number of Shares of Stock or Units” (column (i)) was made under the 2008 Stock Plan and pursuant to the terms of his employment agreement. Mr. Torgerson’s employment agreement calls for an annual award equal to $78,750 divided by the fair market value of UIL Holdings common stock on the date of the grant (vesting ratably over a five-year period). Such restricted stock is forfeitable to the extent not vested in the event that Mr. Torgerson terminates employment for any reason other than death, disability, retirement or a termination by the Company without cause.

Grants of restricted stock include the right to receive dividend payments after the date of grant.

Outstanding Equity Awards at Fiscal Year-End Table:

Name	Option Awards						Stock Awards
	Number of Securitites Underlying Unexercised Options (#) Exercisable	Date Options Vested	Number of Securitites Underlying Unexercised Options (#) Unexercisable	Equity Incenitve Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Torgerson, James - President and CEO	0		0	0	$—		14,450	$405,756	55,010	$1,544,681
Vallillo, Anthony - President and Chief Operating Officer of UI	0		0	0	$—		13,282	$372,959	31,930	$896,594
Nicholas, Richard - Executive Vice President and CFO	2,805	5/2/06	0	0	$21.675	5/2/2013	0	$—	18,710	$525,377
Nicholas, Richard - Executive Vice President and CFO	2,778	9/26/06	0	0	$31.248	9/26/2015	0	$—	0	$—
Nicholas, Richard - Executive Vice President and CFO	2,777	9/26/07	0	0	$31.248	9/26/2015	0	$—	0	$—
Nicholas, Richard - Executive Vice President and CFO	2,778	9/26/08	0	0	$31.248	9/26/2015	0	$—	0	$—
Randell, Linda - SVP General Counsel & Corporate Secretary	0		0	0	$—		2,529	$71,014	16,960	$476,237
Reed, Richard - VP Engineering & Project Excellence of UI	0		0	0	$—		0	$—	7,700	$216,216

Outstanding Equity Awards at Fiscal Year-End Table Narrative:

Option Awards

The outstanding options listed under “Option Awards” relate to options granted under the 1999 Stock Plan pursuant to option agreements, the principal terms of which are disclosed in the table.

Stock Awards

The outstanding equity incentive plan awards listed under “Stock Awards” (column (i)) relate to grants made by the CEDC in March 2009 pursuant to the 2008 Stock Plan and in March 2008 pursuant to the 1999 Stock Plan. These grants are long-term performance-based incentive awards, payable in shares of UIL Holdings common stock upon the achievement of certain performance criteria. The share amounts listed represent the number of shares of UIL Holdings common stock to be paid upon the achievement of target levels of performance and are valued using the closing price of UIL Holdings common stock as of December 31, 2009. The performance periods for each grant runs for three years, beginning on January 1, 2008 or 2009, and ending on December 31, 2010 or 2011, respectively.

The outstanding awards listed under “Stock Awards” (column g)) for Mr. Torgerson include: the unvested portion of 16,667 shares of restricted stock that vest over five years, commencing January 30, 2006; the unvested portion of 2,578 shares of restricted stock that vest ratably over a five year period beginning March 27, 2006; the unvested portion of 2,213 shares of restricted stock that vest ratably over a five year period beginning March 26, 2007; the unvested portion of 2,615 shares of restricted stock that vest ratably over a five year period beginning March 24, 2008; and the unvested portion of 3,333 shares of restricted stock that vest ratably over a five year period beginning March 23, 2009. These shares are valued using the closing price of UIL Holdings common stock as of December 31, 2009.

The outstanding awards listed under “Stock Awards” (column (g)) for Mr. Vallillo represent the unvested portion of a one-time grant of restricted shares valued at $400,000 on March 24, 2008, 50% of which vests on March 24, 2010 and 50% of which vests on March 24, 2011.

The outstanding awards listed under “Stock Awards” (column (g)) for Ms. Randell represent the unvested portion of a one-time grant of restricted shares valued at $150,000 on March 26, 2007, which vest ratably over a five-year period beginning on the grant date.

Option Exercises and Stock Vested Table:

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Torgerson, James - President and CEO	—	$—	17,913	$491,019
Vallillo, Anthony - President and Chief Operating Officer of UI	—	$—	8,081	$226,914
Nicholas, Richard - Executive Vice President and CFO	—	$—	4,803	$134,868
Randell, Linda - SVP General Counsel & Corporate Secretary	—	$—	4,558	$124,060
Reed, Richard - VP Engineering & Project Excellence of UI	—	$—	2,294	$64,416

Option Exercises and Stock Vested Table Narrative:

Option Awards

No options were exercised in 2009.

Stock Awards

Long-term Incentives Earned in 2009. As of December 31, 2009, the NEOs became vested in certain three-year performance share grants that had been awarded in 2007. The benefits under the performance share agreements for those grants were based upon the achievement of certain financial and reliability goals established with respect to net income, total shareholder return and system reliability measures during the performance period, with 50%, 100% or 150% of the target amount of performance shares being awarded for performance achieved at “threshold,” “target,” or “maximum,” respectively.

On February 22, 2010, the CEDC certified that 2007 - 2009 performance goals were achieved at 74% of target for all of the NEOs. As a result, these NEOs were determined by the CEDC to be entitled to the following number of shares of UIL Holdings common stock with respect to their long-term performance share award: Mr. Torgerson – 13,098; Mr. Vallillo – 8,081 shares; Mr. Nicholas – 4,803 shares; Ms. Randell – 3,715 shares; and Mr. Reed – 2,294 shares. In addition, Mr. Torgerson and Ms. Randell also vested in 4,815 and 843 (respectively) previously-granted shares of restricted stock. The share totals represent performance and restricted shares that vested during 2009 (although they may not have been issued during 2009). In the case of performance shares which vested on December 31, 2009 but were not awarded until 2010, the corresponding values reflect the closing price of UIL Holdings common stock as of December 31, 2009. For restricted shares which vested during the year, the average of the high and low price on the date vested is used. These values are reflected in the “Stock Awards” columns of the “Option Exercises and Stock Vested Table” above.

PENSION BENEFITS

The following table shows the estimated actuarial present value of the accumulated pension benefits for the individuals listed from three sources: (i) The United Illuminating Company Pension Plan (“UI Pension Plan”), a tax-qualified defined benefit pension plan, (ii) The United Illuminating Company Supplemental Executive Retirement Plan (“UI SERP”), a plan that provides benefits based on compensation in excess of that which can be taken into account under the UI Pension Plan, and (iii) if applicable, supplemental pension provisions contained in the executive’s employment agreement. The present value is calculated as of December 31, 2009, based on service and compensation through that date, and is actuarially equivalent to the annual benefits payable as a single life annuity under each such defined benefit pension plan at the earliest age at which a NEO could retire without benefit reduction. The assumptions in the notes to the table below are consistent with the assumptions provided in the consolidated notes to audited financial statements of the Company for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2010. Amounts earned under nonqualified defined contribution plans are not reported on the following table, but are reported in the table entitled “Non-qualified Deferred Compensation.”

Pension Benefits Table:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Torgerson, James - President and CEO	N/A			$—
Vallillo, Anthony - President and Chief Operating Officer of UI	UI Pension	41.5	$1,232,170	$—
Vallillo, Anthony - President and Chief Operating Officer of UI	UI SERP	41.5	$3,183,505	$—
Nicholas, Richard - Executive Vice President and CFO	UI Pension	8.667	$193,169	$—
Nicholas, Richard - Executive Vice President and CFO	UI SERP	8.667	$199,753	$—
Randell, Linda - SVP General Counsel & Corporate Secretary	N/A			$—
Reed, Richard - VP Engineering & Project Excellence of UI	UI Pension	39.583	$1,229,876	$—
Reed, Richard - VP Engineering & Project Excellence of UI	UI SERP	39.583	$319,816	$—

1)	Mr. Torgerson and Ms. Randell are not eligible for participation in the UI Pension Plan or the UI Supplemental Executive Retirement Plan.
2)	Calculations reflect actual form of payment elections for SERP benefits and 75% annuity/25% lump sum from the Pension Plan.
3)

Lump sums are calculated using the 12/31/2009 Accounting Standards Codification (ASC) 715 “Compensation-Retirement Benefits disclosure assumptions, specifically a 5.85% discount rate for the Pension Plan, a 5.65% discount rate for the SERP and the prescribed mortality table.

4)

Annuities are calculated using the 12/31/2009 ASC 715 disclosure assumptions, specifically a 5.85% discount rate for the Pension Plan, a 5.65% discount rate for the SERP and the RP2000 mortality table projected to 2010 for both plans.

Pension Benefits Table Narrative:

The UI Pension Plan covers eligible employees of UIL Holdings and The United Illuminating Company. Retirement benefits under the plan are determined by a fixed formula, based on years of service and the participant’s average annual earnings during the three years during which the person’s earnings were the highest or, if greater, the average of his or her final 36 months of compensation (“Final Average Compensation”). Under the current Pension Plan formula, a participant’s annual accrued benefit equals 1.6% x Final Average Compensation x Years of Benefit Service up to 30 years. A participant’s accrued benefit is calculated in the form of a single life annuity beginning at his or her normal retirement date. For purposes of computing Pension Plan benefits, “annual earnings” includes total compensation from the Company, as reported on Form W-2 for a calendar year, plus elective deferrals made during a calendar year under the Company’s cafeteria plan and/or 401(k)/Employee Stock Ownership Plan. It excludes any amounts contributed to, or the value of benefits under, any deferred compensation plan, long-term incentive plan, employee benefit or fringe benefit program, any other compensation, and cash-outs of unused vacation payable to non-union employees. Internal Revenue Code Section 401(a)(17) limits earnings used to calculate qualified plan benefits to $245,000 for 2009. This limit was used in calculating the qualified plan benefits set forth in the table above.

The UI Pension Plan was closed to new entrants effective as of May 1, 2005 with respect to non-unionized employees hired on or after that date. As a result, Mr. Torgerson and Ms. Randell, each of whom was hired after such date, are not eligible to participate.

Under the UI Pension Plan, a participant’s “Normal Retirement Age” means his or her 65th birthday or 5th anniversary of participation in the plan, whichever is later. The plan also permits benefits to commence on or after reaching “Early Retirement.” In order to qualify for early retirement benefits under the plan, a participant must retire after reaching at least age 55 and being credited with 10 years of Vesting Service. If a participant is at least age 58, and the sum of his or her age and years of service equals 88 when he retires from active employment with the Company, then pension benefits will not be reduced for early commencement. According to the Pension Plan, if a participant retires on or after May 16, 2003, having reached age 55 and before age 58, and the sum of his or her age and years of service equals at least 88, then the participant’s accrued benefit will be reduced by 3% for each full year by which his retirement date precedes age 58. If a participant with 10 years of service retires on or after age 55 and the “rule of 88” is not satisfied, then the participant’s accrued benefit will be reduced by 3% for each full year by which his retirement precedes his Normal Retirement Date but is on or after age 58, and by an additional 4% per year by which his retirement is on or after age 55 and before age 58. As of December 31, 2009, Messrs. Vallillo and Reed were retirement-eligible.

Company Supplemental Executive Retirement Plan (SERP) Benefits

Company supplemental retirement benefits come from three possible sources: (i) the UI SERP; (ii) the executive’s employment agreement; and (iii) the UIL CIC Plan II. Under the terms of the UI SERP, Messrs. Vallillo, Nicholas and Reed are entitled, upon their retirement, to a benefit equal to the difference between (A) what his annual retirement benefit would be under the UI Pension Plan, expressed as a life annuity commencing at the Participant’s Normal Retirement Date without his compensation being limited by Section 401(a)(17) of the Code, and (B) what his annual benefit is under the UI Pension Plan with such compensation limit imposed. In calculating supplemental retirement benefits, short-term incentive compensation is included, but long-term incentive compensation is not. In addition, under the terms of the employment agreement for Mr. Vallillo, the benefit formula is enhanced from that available under the UI Pension Plan. Such enhancements consist of an increase in the benefit formula percentage multiplier and a modification to the lump sum calculation methodology. Finally, under the terms of the UIL CIC

Plan II, in the event of a change in control (as defined under that Plan) followed by the actual or constructive termination of the executive’s employment within 24 months thereafter, Mr. Nicholas is credited with 2 additional years of service for purposes of computing a non-qualified deferred compensation benefit that is based on the UI Pension Plan formula.

Under the terms of Mr. Vallillo’s employment agreement, upon his retirement he is entitled to an annual supplemental retirement benefit equal to 2.0% of his highest three-year average total salary and short term bonus compensation (uncapped by compensation limits contained in Section 401(a)(17) of the Code), multiplied by his years of actual service capped at 30, minus the annual benefit payable to him under the UI Pension Plan. As of December 31, 2009, Mr. Vallillo had over 30 years of actual service with the Company and its affiliates, so both his UI SERP benefit and UI Pension Plan benefit are calculated imposing the 30 year cap. Subject to the requirement of a six month delay in payment imposed by Section 409A of the Internal Revenue Code, Mr. Vallillo is entitled to receive his benefit in a lump sum that is the actuarial equivalent of an immediate life annuity payable on his retirement. The actuarial present value of Mr. Vallillo’s benefit under the UI SERP as of December 31, 2009, payable in a single life annuity commencing at his Normal Retirement Age, is $3,305,004; and the actuarial present value of his benefit under the UI Pension Plan commencing at his Normal Retirement Date is $1,052,523. Since Mr. Vallillo meets the “rule of 88” discussed above, he would be entitled to commence this benefit without reduction for early commencement.

Since Mr. Torgerson and Ms. Randell were hired after the UI Pension Plan was amended to exclude newly hired employees from participation, they are also not participants in the UI SERP. Nor do their employment agreements provide for any supplemental executive retirement benefit.

UI maintains a “rabbi trust” which contains certain insurance policies and other assets, intended to help UI and UIL Holdings satisfy their respective obligations to executives under the SERP. The trust is also intended to assist UIL Holdings in meeting its obligations under the UIL CIC Plan II in the event of a change in control of UIL Holdings.

Nonqualified Deferred Compensation Table:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Torgerson, James - President and CEO	$311,521	$—	$176,786	$—	$1,499,796
Vallillo, Anthony - President and Chief Operating Officer of UI	$97,500	$—	$93,357	$(9,059)	$365,559
Nicholas, Richard - Executive Vice President and CFO	$119,525	$—	$123,804	$—	$1,270,090
Randell, Linda - SVP General Counsel & Corporate Secretary	$195,482	$—	$118,387	$—	$388,874
Reed, Richard - VP Engineering & Project Excellence of UI	$—	$—	$—	$—	$—

Nonqualified Deferred Compensation Table Narrative:

Plans or Agreements Under Which Compensation Deferrals Can be Made. Under the UIL Holdings Corporation Deferred Compensation Plan (“DCP”), NEOs and certain other executives may elect to defer certain elements of compensation. These elements include up to 85% of base salary and 100% of increases in salary, 100% of short- and long-term incentive payments, and up to 100% of restricted shares and performance shares (deferred in the form of stock units). Such deferrals are not matched by employer contributions although the Plan does allow for discretionary employer contributions. Except for those deferrals deemed invested in stock units, participants in the DCP are permitted to direct investments of their elective deferral accounts into ‘deemed’ investments consisting of non-publicly traded mutual funds available through variable insurance products. The rate of the return on their investments is measured by the actual rate of return of the selected investments, reduced by fund management fees and fund expenses and no above-market earnings are credited. With respect to the fiscal year ended December 31, 2009, the deemed investments under the DCP Plan earned the following rates of return:

UIL Holdings Corporation Deferred Compensation Plan

Performance of Investment Choices

Investment Choices	2009 Year-To-Date
Crediting Rate
UIL Money Market Stock Holding Account	0.06%

Money Market
NVIT Money Market – Class V	0.06%

Short-Term Bond
PIMCO VIT Low Duration – Admin Shares	13.32%

Intermediate-Term Bond
PIMCO VIT Total Return – Admin Shares	14.03%

High Yield Bond
Federated NVIT High Income Bond – Class I	46.00%

Lifestyle
NVIT Inv Dest Conservative – Class 2	9.08%
NVIT Inv Dest Moderately Conservative – Class 2	14.56%
NVIT Inv Dest Moderate – Class 2	19.14%
NVIT Inv Dest Moderately Aggressive – Class 2	24.39%
NVIT Inv Dest Aggressive – Class 2	27.21%

Large Cap Value
T. Rowe Price Equity Income – Class II	25.25%

Large Cap Blend
Dreyfus Stock Index – Initial Shares	26.33%

Large Cap Growth
Oppenheimer Capital Appreciation VA – Non-Service Shares	44.52%

Mid Cap Value
Goldman Sachs VIT Mid Cap Value	33.15%

Mid Cap Blend
NVIT Mid Cap Index – Class I	36.76%

Mid Cap Growth
T. Rowe Price Mid Cap Growth – Class II	45.37%

Small Cap Value
Royce Capital Micro-Cap – Investment Class	58.04%

Small Cap Blend
Dreyfus IP Small Cap Stock Index – Service Shares	25.03%

Small Cap Growth
NVIT Multi-Manager Small Cap Growth – Class I	27.46%

World Stock
Oppenheimer Global Securities VA – Non-Service Shares	39.77%

Foreign Large Growth
American Century VP International – Class I	33.76%

Diversified Emerging Markets
Gartmore NVIT Emerging Markets – Class I	63.31%

Stock
UIL Holdings Corporate Stock	1.35%

Deferrals of restricted shares and performance shares are deemed invested in Company stock units as of the date that the shares would otherwise vest. The rate of return of the stock units is determined by UIL Holdings stock price. With the exception of restricted stock units and stock units attributable to vested performance shares, which must remain deemed invested in UIL stock, participants can change their investment directions with respect to their nonqualified deferred compensation accounts on a daily basis.

At the same time that a DCP participant makes a deferral election with respect to a particular year, he or she must also elect the timing and form of payment from among the options available under the DCP. These options include distribution in a specific future year as a scheduled ‘in-service withdrawal’ and distribution after employment ends due to retirement, termination or disability. Unscheduled withdrawals are not permitted; however, ‘hardship’ distributions for unforeseeable emergencies such as sudden or unexpected illness or accident of the participant or his or her dependent or casualty losses are permitted. Scheduled in-service distributions may commence as soon as 3 years after the end of the year in which the deferral is effective and, in accordance with the timely election of the participant, may be paid either in a lump sum or in annual installments over a 2 to 5 year period from the distribution commencement date. Distribution upon retirement, termination or disability will be paid in a lump sum if the participant’s account balance is $10,000 or less. If timely elected by the participant and the account balance is over $10,000, distributions may be made in installments over a 5, 10 or 15 year period. The commencement of distributions is subject to a 6 month delay for key employees in order to comply with Section 409A of the Internal Revenue Code. Any change in an election governing the timing of distributions or form of payment must be filed at least one year prior to the date the distribution would otherwise have commenced, must further delay commencement of the distribution by at least 5 years, and cannot be given effect until one year after the new ‘change’ election is filed.

The deferrals that participants make under the DCP and earnings thereon are general unsecured obligations of the Company, and DCP participants thus are unsecured creditors of the Company. The Company has established a “rabbi trust” to help secure payment of DCP balances to plan participants, particularly in the event of a change in control of the Company. In the event of the insolvency or bankruptcy of the Company, any assets in this trust will be marshaled and held for the benefit of the Company’s general creditors.

Payments upon Termination or Change in Control

Each NEO’s employment agreement provides for certain severance payments and benefits in the event that he or she has an involuntary separation from service without cause, on account of a breach of his or her employment agreement by the employer, or upon the non-renewal of the executive’s employment agreement at the election of the employer. In addition, in the event of an involuntary separation from service without cause or on account of a breach of an employment agreement by the employer within 24 months following a change in control, each executive is entitled to severance payments and benefits payable under the UIL CIC Plan II. Each executive is also entitled to certain benefits in the event of termination due to retirement, death or disability. These payments and benefits are more fully described below.

Termination Benefits for Named Executive Officers

The tables below provide an estimate of the payments that would be made to each of the NEOs under various termination scenarios. The amounts shown are estimates assuming that such termination was effective as of December 31, 2009. The actual amounts to be paid can only be determined at the time of such executive’s termination of employment from the Company.

James P. Torgerson Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$1,062,500	$0	$1,875,000
Annual Incentive	$0	$437,500	$437,500	$0	$437,500
Long-Term Incentive	$0	$2,253,859	$0	$0	$2,253,859
UI SERP	$0	$0	$0	$0	$0
Post-termination Medical and Life Ins.	$0	$0	$18,016	$0	$54,048
Continuation of Other Benefits	$0	$0	$0	$0	$16,500
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	$0	$2,691,359	$1,518,016	$0	$4,636,907

If Mr. Torgerson had an involuntary separation from service without cause or on account of a breach of his employment agreement by the Company (i.e., for “Good Reason”), as of December 31, 2009, he would have been entitled to the following: (i) his annual incentive earned for 2009 paid in a lump sum; (ii) lump sum severance equal to the sum of one year of his annual base salary immediately prior to the date of his termination (“Base Salary”) plus one times his annual short-term incentive compensation calculated as if he had been employed on the last day of the year of his termination (“Annual Incentive Compensation”); and (iii) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee. In the event the involuntary separation from service was on account of non-renewal of his employment agreement, the lump sum severance payment would have been reduced to be equal to six months of Mr. Torgerson’s Base Salary, and the subsidized medical and dental benefits would not have been provided. In order to receive severance and other benefits, Mr. Torgerson is required to execute a general release and adhere to the non-competition and non-solicitation provisions in his employment agreement.

If Mr. Torgerson were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the UIL CIC Plan II he would be entitled to receive a lump sum severance payment equal to three times his Base Salary, minus his Target Total Remuneration. (Target Total Remuneration is one times an executive’s Base Salary plus one times the executive’s Annual Incentive Compensation, plus the amount of the executive’s most recently approved target long term incentive award.). In addition, Mr. Torgerson would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment (in lieu of continued participation in the other welfare benefit plans of the Company) equal to three times the “welfare benefit supplement” amount (determined by the CEDC, presently $5,500); and (iii) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, as of December 31, 2009, no excess parachute payment would have existed and, accordingly, no gross-up would have been required. In order to receive severance and other benefits under the UIL CIC Plan II, Mr. Torgerson is required to execute a general release and not violate non-compete, confidentiality and conduct restrictions. Also, if Mr. Torgerson were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under his employment agreement he would be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Mr. Torgerson died, retired, or terminated employment due to disability (as defined in his employment agreement), he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro rated to date of termination) paid in a lump sum; and (ii) any long-term incentive awards, paid at the end of the performance period (if earned). If Mr. Torgerson voluntarily terminated employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long-term incentive awards that were not yet earned. Under all termination scenarios, Mr. Torgerson (or his beneficiary) would be entitled to receive his accrued vested benefits under the UI KSOP and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms.

Anthony J. Vallillo Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death* ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$1,248,000	$0	$1,248,000
Annual Incentive	$0	$234,000	$234,000	$0	$234,000
Long-Term Incentive	$0	$1,088,818	$0	$0	$1,088,818
UI SERP	$3,305,004	$3,305,004	$3,305,004	$0	$3,305,004
Post-termination Medical and Life Ins.	$165,625	$165,625	$165,625	$165,625	$165,625
Continuation of Other Benefits	$0	$0	$0	$0	$22,616
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	$3,470,629	$4,793,447	$4,952,629	$165,625	$6,064,063

If Mr. Vallillo had an involuntary separation from service without cause, for Good Reason, or because his employment agreement was not renewed, as of December 31, 2009, Mr. Vallillo would have been entitled to the following: (i) his annual incentive earned for 2009 paid in a lump sum; (ii) lump sum severance equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation, minus (B) his Target Total Remuneration; and (iii) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee. Mr. Vallillo would also be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code). In order to receive severance and other benefits, Mr. Vallillo is required to execute a general release and adhere to the non-compete and non-solicitation provisions in his employment agreement.

If Mr. Vallillo were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the UIL CIC Plan II he would be entitled to receive a lump sum severance payment equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation, minus (B) his Target Total Remuneration. In addition, Mr. Vallillo would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment equal to two times the “welfare benefit supplement” amount; (iii) two additional years of service credit for purposes of calculating his benefits payable under the UIL Holdings retiree medical benefit plans and the UI SERP; and (iv) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, as of December 31, 2009, no excess parachute payment would have existed and, accordingly, no gross-up would have been required. In order to receive severance and other benefits under the UIL CIC Plan II, Mr. Vallillo is required to execute a general release and not violate non-compete, confidentiality and conduct restrictions. Also, if Mr. Vallillo were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under his employment agreement he would be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Mr. Vallillo died, retired, or terminated due to disability (as defined in his employment agreement), he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro rated to date of termination) paid in a lump sum; and (ii) any long term incentive awards, paid at the end of the performance period (if earned). Under the terms of Mr. Vallillo’s employment agreement, if he were to voluntarily terminate employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long term incentive awards that were not yet earned. However, Mr. Vallillo has satisfied the age and service requirements for retirement. Under all termination scenarios, Mr. Vallillo (or his beneficiary) would be eligible to receive his vested accrued benefits under the UI KSOP, the UI Pension Plan and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms, and retiree medical and life insurance benefits. Under all termination scenarios, other than a termination for Cause, Mr. Vallillo (or his beneficiary) would be eligible for benefits under the UI SERP, in accordance with the terms of that plan.

Richard J. Nicholas Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$900,000	$0	$900,000
Annual Incentive	$0	$150,000	$150,000	$0	$150,000
Long-Term Incentive	$0	$638,006	$0	$0	$638,006
UI SERP	$204,276	$204,276	$300,262	$0	$300,262
Post-termination Medical and Life Ins.	$0	$0	$35,481	$0	$35,481
Continuation of Other Benefits	$0	$0	$0	$0	$22,616
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	$204,276	$992,282	$1,385,743	$0	$2,046,365

If Mr. Nicholas had an involuntary separation from service without cause, for Good Reason, or because his employment agreement was not renewed, as of December 31, 2009, Mr. Nicholas would have been entitled to the following: (i) his annual incentive earned for 2009 paid in a lump sum; (ii) lump sum severance equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation, minus (B) his Target Total Remuneration; and (iii) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee. Mr. Nicholas would also be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code). In order to receive severance and other benefits, Mr. Nicholas is required to execute a general release and adhere to the non-compete and non-solicitation provisions in his employment agreement.

If Mr. Nicholas were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the UIL CIC Plan II he would be entitled to receive a lump sum severance payment equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation, minus (B) his Target Total Remuneration. In addition, Mr. Nicholas would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment equal to two times the “welfare benefit supplement” amount; (iii) two additional years of service credit for purposes of calculating his benefits payable under the UIL Holdings retiree medical benefit plans and the UI SERP; and (iv) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, as of December 31, 2009, no excess parachute payment would have existed and, accordingly, no gross-up would have been required. In order to receive severance and other benefits under the UIL CIC Plan II, Mr. Nicholas is required to execute a general release and not violate non-compete, confidentiality and conduct restrictions. Also, if Mr. Nicholas were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under his employment agreement he would be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Mr. Nicholas died, retired, or terminated due to disability (as defined in his employment agreement), he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro rated to date of termination) paid in a lump sum; and (ii) any long term incentive awards, paid at the end of the performance period (if earned). If Mr. Nicholas voluntarily terminated employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long term incentive awards that were not yet earned. Under all termination scenarios, Mr. Nicholas (or his beneficiary) would be eligible to receive his vested accrued benefits under the UI KSOP, the UI Pension Plan and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms. Under all termination scenarios, other than a termination for Cause, Mr. Nicholas (or his beneficiary) would be eligible for retiree medical and life insurance benefits and benefits under the UI SERP, in accordance with the terms of the respective plans.

Linda L. Randell Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$420,500	$0	$580,000
Annual Incentive	$0	$130,500	$130,500	$0	$130,500
Long-Term Incentive	$0	$578,374	$0	$0	$578,374
UI SERP	$0	$0	$0	$0	$0
Post-termination Medical and Life Ins.	$0	$0	$6,531	$0	$6,531
Continuation of Other Benefits	$0	$0	$0	$0	$5,500
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	$0	$708,874	$557,531	$0	$1,300,905

If Ms. Randell had an involuntary separation from service without cause or for Good Reason, as of December 31, 2009, she would have been entitled to the following: (i) her annual incentive earned for 2009 paid in a lump sum; (ii) lump sum severance equal to one year of her Base Salary plus one times her Annual Incentive Compensation; and (iii) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if she were an active employee. In the event the involuntary separation from service was on account of non-renewal of her employment agreement, the lump sum severance payment would have been reduced to be equal to six months of Ms. Randell’s Base Salary, and the subsidized medical and dental benefits would not have been provided. In order to receive severance and other benefits, Ms. Randell is required to execute a general release and adhere to the non-competition and non-solicitation provisions in her employment agreement.

If Ms. Randell were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the UIL CIC Plan II, she would be entitled to receive a lump sum severance payment equal to two times her Base Salary, minus her Target Total Remuneration. In addition, Ms. Randell would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee, (ii) a lump sum payment equal to one times the “welfare benefit supplement” amount, and (iii) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, as of December 31, 2009, no excess parachute payment would have existed and, accordingly, no gross-up would have been required. In order to receive severance and other benefits under the UIL CIC Plan II, Ms. Randell is required to execute a general release and not violate non-compete, confidentiality and conduct restrictions. Also, if Ms. Randell were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under her employment agreement she would be entitled to payments on account of a covenant not to compete equal to one times her Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Ms. Randell died, retired, or terminated employment due to disability (as defined in her employment agreement), she (or her beneficiary) would be entitled to (i) her annual incentive compensation (pro rated to date of termination) paid in a lump sum, and (ii) any long-term incentive awards, paid at the end of the performance period (if earned). If Ms. Randell voluntarily terminated employment (not on account of breach by the Company), she would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit her annual incentive compensation and long-term incentive awards that were not yet earned. Under all termination scenarios, Ms. Randell (or her beneficiary) would be entitled to receive her accrued vested benefits under the UI KSOP and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms.

Richard J. Reed Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death* ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$624,800	$0	$624,800
Annual Incentive	$0	$84,400	$84,400	$0	$84,400
Long-Term Incentive	$0	$261,348	$0	$0	$261,348
UI SERP	$339,745	$339,745	$339,745	$0	$339,745
Post-termination Medical and Life Ins.	$165,625	$165,625	$165,625	$165,625	$165,625
Continuation of Other Benefits	$0	$0	$0	$0	$16,962
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	$505,370	$851,118	$1,214,570	$165,625	$1,492,880

If Mr. Reed had an involuntary separation from service without cause, for Good Reason, or because his employment agreement was not renewed, as of December 31, 2009, Mr. Reed would have been entitled to the following: (i) his annual incentive earned for 2009 paid in a lump sum; (ii) lump sum severance equal to two times the sum of his Base Salary plus his Annual Incentive Compensation; and (iii) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee. In order to receive severance and other benefits, Mr. Reed is required to execute a general release and adhere to the non-compete and non-solicitation provisions in his employment agreement.

If Mr. Reed were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the UIL CIC Plan II he would be entitled to receive a lump sum severance payment equal to two times the sum of his Base Salary plus his Annual Incentive Compensation. In addition, Mr. Reed would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment equal to one and one-half (1.5) times the “welfare benefit supplement” amount; and (iii) one and one-half (1.5) additional years of service credit for purposes of calculating his benefits payable under the UIL Holdings retiree medical benefit plans and the UI SERP. Notwithstanding the foregoing, if any portion of the payments that Mr. Reed has the right to receive would constitute excess parachute payments as determined under Section 280G of the Internal Revenue Code, the amount of the lump sum severance would be reduced to the largest amount that will result in no excise tax being imposed under Section 4999 of the Internal Revenue Code. In order to receive severance and other benefits under the UIL CIC Plan II, Mr. Reed is required to execute a general release and not violate non-compete, confidentiality and conduct restrictions.

If Mr. Reed died, retired, or terminated due to disability (as defined in his employment agreement), he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro rated to date of termination) paid in a lump sum; and (ii) any long term incentive awards, paid at the end of the performance period (if earned). Under the terms of Mr. Reed’s employment agreement, if he were to voluntarily terminate employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long term incentive awards that were not yet earned. However, Mr. Reed has satisfied the age and service requirements for retirement. Under all termination scenarios, Mr. Reed (or his beneficiary) would be eligible to receive his vested accrued benefits under the UI KSOP, the UI Pension Plan and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms, and retiree medical and life insurance benefits. Under all termination scenarios, other than a termination for Cause, Mr. Reed (or his beneficiary) would be eligible for benefits under the UI SERP, in accordance with the terms of that plan.

Non-competition and Non-solicitation Covenants

All the NEOs, along with other executives who are parties to an employment agreement with UIL or UI, are bound for a period of twelve months from termination by non-competition and non-solicitation covenants. In order to receive severance payments and other benefits upon a termination without cause, or termination following a change in control, the executive is required to comply with a provision that prohibits the executive for twelve months from

(i) becoming employed by, entering into a consulting arrangement with or otherwise performing services for a competitor; (ii) diverting business, directly or indirectly, from the Company or any affiliate, or interfering with customer or supply relationships; or (iii) attempting to interfere with the Company’s relationships with its employees. The definition of a “competitor” is tailored to the particular business of the executive’s direct employer (e.g., UIL Holdings, UI). Further, the employee is required to maintain confidentiality of the Company’s methods of doing business, marketing and strategic business plans, customer lists and the like. These provisions survive the termination of the executive’s employment agreement. A breach will result in the forfeiture of any termination or change-of-control payments or benefits then still owing to the executive, and the Company expressly reserves the right to seek injunctive relief.

DIRECTOR COMPENSATION

The following table shows the compensation earned of each non-employee director during 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Thelma R. Albright	$42,000	$93,000					$135,000
Marc C. Breslawsky	$43,000	$93,000					$136,000
Betsy Henley-Cohn	$44,875	$93,000					$137,875
Arnold L. Chase	$43,000	$93,000					$136,000
John F. Croweak	$20,000	$33,890					$53,890
John L. Lahey	$55,000	$93,000					$148,000
F. Patrick McFadden	$112,500	$112,500					$225,000
Daniel J. Miglio	$50,875	$93,000					$143,875
William F. Murdy	$43,000	$93,000					$136,000
Donald R. Shassian	$43,250	$93,000					$136,250
James A. Thomas	$42,000	$93,000					$135,000

“Fees Earned or Paid in Cash” (column (b)) amounts shown include an annual retainer fee and committee chair and meeting fees.

“Stock Awards” (column (c)) amounts reflect the 2006 equity grant value that was earned during 2009 at the end of the three year vesting period.

Directors who are employees of UIL Holdings or its subsidiaries receive no compensation for their service as Directors and are compensated in accordance with UIL Holdings’ executive compensation policy and objectives. UIL Holdings’ policy and objectives in establishing director compensation are to provide overall compensation that is designed to pay directors fairly for the time and work required for a director of a company of UIL Holdings’ size and scope, and align directors’ interests with the long-term interests of shareowners.

After discussion and review in early 2009, the Corporate Governance and Nominating Committee (“Governance Committee”) recommended to the Board of Directors that no changes be made to the amount and composition of directors’ compensation, and further that equity grants be made as of the March 23, 2009 Board of Directors meeting. These recommendations were adopted by the Board of Directors at its March 23, 2009 meeting.

Director compensation has two components: a cash component and an equity component. Non-employee directors, other than the Non-Executive Chair of the Board, receive a single equity grant in March, an annual retainer fee and committee chair and meeting fees. For 2009, non-employee directors, other than the Non-Executive Chair, were compensated with an annual retainer fee of $21,000 (paid $9,000 for service during the first quarter of the year and $4,000 each for service during the second, third and fourth quarters of the year); meeting fees of $1,000 for each meeting of the Board of Directors and each meeting of a committee of the Board of Directors attended by the committee member; and an equity grant of restricted stock valued at $93,000 on the date of grant. The value of the equity grant differs from the stock award amount noted in the table above because the amounts in the table above reflect the 2006 equity grant value that was earned during 2009 at the end of the three year vesting period. During

2009, the chair fee for the Audit Committee and the Compensation and Executive Development Committee remained at $10,000; the chair fee for the other Board committees remained at $5,000. For 2009, the Non-Executive Chair of the Board was paid $225,000, divided equally between cash and equity. The cash portion of the Non-Executive Chair’s compensation is pro-rated and paid monthly. The equity grant of restricted stock to the Non-Executive Chair was valued at $112,500 on the date of grant. The Non-Executive Chair is not paid additional meeting fees or a fee for chairing the Executive Committee. Directors who are retiring as of the annual shareowners meeting in May receive a pro-rated equity grant, to reflect the portion of the calendar year from January 1 to the annual meeting.

The 2009 equity grants were made under the 2008 Stock Plan. Equity grants of restricted stock valued at $93,000 for non-employee directors other than the Non-Executive Chair, an equity grant of restricted stock valued at $112,500 for the Non-Executive Chair, and a pro-rated equity grant of restricted stock valued at $33,890 for a retiring non-employee director were made on March 23, 2009. This resulted in the grant of 4,163 shares of restricted stock to non-employee directors, 5,036 shares of restricted stock to the Non-Executive Chair and 1,517 shares of restricted stock to a retiring non-employee director. Grants of restricted stock include the right to receive dividend payments after the date of grant. Directors had the option to defer receipt of these shares, in which case such director received a credit to his or her phantom stock account in the DCP. If the director did not timely defer receipt of the restricted shares, then the shares vest on the third anniversary of the grant (or, if earlier, upon the director’s death, disability, retirement or termination with the consent of the Company). The Company does not provide pension benefits to non-employee directors, and does not provide above market earnings on any compensation deferred by directors. Non-employee directors are provided travel/accident insurance coverage in the amount of $200,000.

The Company also maintains the UIL Holdings Corporation Non-Employee Directors Common Stock and Deferred Compensation Plan (the “Director Plan”). The purpose of the Director Plan is to allow non-employee directors to defer the payment of fees for service as a director and to provide a mechanism for payment of such director compensation in shares of UIL Holdings common stock. Under the Director Plan, a non-employee director may elect to defer receipt of all or part of (i) his or her retainer fee, (ii) his or her committee chair fees, and/or (iii) his or her meeting fees. All amounts deferred are credited when payable, at the director’s election, to either the director’s cash account or to the director’s stock account (in a number of whole and fractional stock units based on the market value of UIL Holdings common stock on the date the fee is payable) in the Director Plan. The cash accounts accrue interest at the Citibank, N.A. prime rate in effect at the beginning of each month. The stock accounts are credited from time to time with additional stock units that correspond to the cash dividend equivalents that would have been paid on the shares of UIL Holdings common stock represented by the stock units in each account. All amounts credited to a non-employee director’s cash account or stock account in the Director Plan are at all times fully vested and non-forfeitable, and are payable only upon termination of the director’s service on the Board of Directors. At that time, the cash account is payable in cash and the stock account is payable in an equivalent number of shares of UIL Holdings common stock.

The table below represents outstanding restricted stock shares and option awards held by the non-employee directors as of December 31, 2009. It does not include other shares owned by the non-employee directors free of restrictions. A complete listing of equity ownership can be found in the Stock Ownership of Directors and Officers section of this proxy.

Director’s Name	Restricted Stock	Options
Thelma R. Albright	20,575	15,000
Marc C. Breslawsky	20,542	22,500
Betsy Henley-Cohn	9,456	—
Arnold L. Chase	9,456	22,500
John L. Lahey	20,859	17,387
F. Patrick McFadden	23,147	—
Daniel J. Miglio	9,456	7,500
William F. Murdy	20,887	7,500
Donald R. Shassian	4,832	—
James A. Thomas	9,456	17,500

BOARD OF DIRECTORS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (“Audit Committee”) is responsible for providing independent, objective oversight of UIL Holdings’ accounting functions and internal controls. The Audit Committee is comprised of a minimum of three independent Directors, and acts under a written charter. The Audit Committee Charter authorizes the Chair of the Committee to pre-approve specific services, subject to limitation, and advise the full Committee of such approval at the next regularly scheduled Audit Committee meeting. The Audit Committee Charter meets the current requirements of the Securities and Exchange Commission and The New York Stock Exchange and is posted on the Corporation’s website, www.uil.com.

UIL Holdings’ management, including its internal audit staff, is responsible for UIL Holdings’ internal financial controls and the financial reporting process. UIL Holdings’ independent registered public accounting firm is responsible for performing an independent audit of UIL Holdings’ consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee’s meetings are structured and conducted to facilitate and encourage open communications among the Audit Committee members, between the Audit Committee and UIL Holdings’ internal audit staff, between the Audit Committee and UIL Holdings’ independent registered public accounting firm, PricewaterhouseCoopers LLP, and between the Audit Committee and UIL Holdings’ executive management. During these meetings, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers the quarterly financial statements included in quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during the year ended December 31, 2009, and audited financial statements for the year ended December 31, 2009. Discussions with PricewaterhouseCoopers have also included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). PricewaterhouseCoopers has also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee has discussed with PricewaterhouseCoopers that firm’s independence.

Based on its reviews and discussions with UIL Holdings’ management, including its internal audit staff, and with PricewaterhouseCoopers, the Audit Committee recommended to the Board of Directors that UIL Holdings’ audited financial statements for the year ended December 31, 2009, be approved and included in UIL Holdings’ Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For the years ended December 31, 2009 and December 31, 2008, PricewaterhouseCoopers billed UIL Holdings the following fees for services rendered:

	2009	2008
Audit Fees (1)	$889,725	$837,900
Audit-Related Services Fees	—	—
Tax Fees	40,550	84,912
All Other Fees	—	—

Total Fees Billed	$930,275	$922,812

(1)

For the audit of UIL Holdings’ annual financial statements for the years ended December 31, 2009 and 2008, for review of the quarterly financial statements included in UIL Holdings’ Quarterly Reports on Form 10-Q, and for new accounting developments. It also includes work performed to attest and report on the Sarbanes-Oxley Act of 2002, Section 404, in accordance with the Public Company Accounting Oversight Board Auditing Standard. For 2009, it also includes procedures to prepare comfort letters related to the filing of a Registration Statement on Form S-3 in connection with the issuance of equity securities.

Included in the “Tax Fees” category for 2009 and 2008 were fees billed for sales and use tax matters and research on tax matters. Pursuant to its charter, the Audit Committee is responsible for selecting, approving compensation, and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee has adopted a pre-approval policy pursuant to which certain permissible audit and non-audit services may be provided by the independent accountants. In considering services to be provided by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient services based upon their familiarity with the company; and whether the services could enhance our ability to manage or control risk, improve audit quality or meet financial and tax compliance needs. After review and discussion, the Audit Committee has concluded that PricewaterhouseCoopers’ provision of non-audit services to UIL Holdings was compatible with maintaining PricewaterhouseCoopers’ auditor independence. The Audit Committee approved all of the services in advance for which PricewaterhouseCoopers billed UIL Holdings during 2009. The Audit Committee has adopted a policy whereby if additional PricewaterhouseCoopers’ service is necessary, the timing is such that it should be undertaken before the next Audit Committee meeting, and the aggregate dollar amount for the year is less than one hundred thousand dollars, approval will be sought from the Audit Committee Chair. If approved by the Audit Committee Chair, the rest of the Audit Committee will be notified of the engagement at the next regularly scheduled Audit Committee meeting.

AUDIT COMMITTEE

Donald R. Shassian (Chair)

Thelma R. Albright

Betsy Henley-Cohn

William F. Murdy

PROPOSAL NO. 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors, at a meeting held on February 12, 2010, voted to employ the firm of PricewaterhouseCoopers LLP to perform an audit of the books and affairs of UIL Holdings for the fiscal year 2010. One or more representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to answer questions that may be asked by shareowners.

Shareowner ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm is not required by UIL Holdings’ bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the selection, the Audit Committee will reconsider the selection of that firm. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of UIL Holdings and its shareowners.

Vote Required for Approval

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL CONCERNING THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

DATE FOR SUBMISSION OF PROPOSALS BY SHAREOWNERS

Shareowners who intend to present proposals for action at the 2011 Annual Meeting of the Shareowners are advised that such proposals must be received at the principal executive offices of UIL Holdings by December 1, 2010 in order to be included in the proxy statement and form of proxy for that meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2011 Annual Meeting, SEC rules permit management to vote proxies in its discretion if UIL Holdings does not receive notice of the proposal prior to the close of business on February 15, 2011 and the proxy statement contains a specific statement regarding discretionary authority to vote. Notices of intention to present proposals at the 2011 Annual Meeting should be addressed to Linda L. Randell, Senior Vice President, General Counsel and Corporate Secretary, 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506.

UIL Holdings has filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2009 with the Securities and Exchange Commission. UIL Holdings will either include a copy of its Annual Report on Form 10-K, including the financial statements included in the annual report, along with the Proxy or make one available in accordance with the Notice of Internet Availability of Proxy Material provided to any shareowner who did not receive this proxy statement in the mail. If you did not receive the Annual Report on Form 10-K, one will be provided to you without charge, if you request it in writing. Please direct your written requests to Linda L. Randell, Senior Vice President, General Counsel and Corporate Secretary UIL Holdings Corporation, 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506. Copies of the Annual Report on Form 10-K that are sent to you will not include exhibits unless you specifically request exhibits and agree to pay a fee to defray the copying and postage costs (10 cents per page, plus postage).

By Order of the Board of Directors,

March 31, 2010	LINDA L. RANDELL
Senior Vice President, General Counsel and Corporate Secretary

DIRECTIONS TO QUINNIPIAC UNIVERSITY

From New London Via I-95:

Take I-95 to New Haven. Then take I-91 North to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed north for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From New York City Via I-95:

Take I-95 to New Haven. Then take I-91 North to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed north for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From New York City Via the Wilbur Cross Parkway (Merritt Parkway):

Take the Parkway (Route 15) to Exit 61. Turn right onto Whitney Avenue (Route 10) and proceed north 3 miles to Mount Carmel Avenue. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

From Hartford Via I-91:

Take I-91 South to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed north for 1.4 miles. Turn right onto Mount Carmel Avenue and go 0.3 miles to campus.

UIL HOLDINGS CORPORATION 157 CHURCH STREET NEW HAVEN, CT 06506-0901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports on Form 10-K and letters to shareowners electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M22066-P88943- Z51720	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UIL HOLDINGS CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
Vote on Directors			☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
	01) Thelma R. Albright	06) Daniel J. Miglio
	02) Marc C. Breslawsky	07) William F. Murdy
	03) Arnold L. Chase	08) Donald R. Shassian
	04) Betsy Henley-Cohn	09) James A. Thomas
	05) John L. Lahey	10) James P. Torgerson

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS UIL HOLDINGS CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.						☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareowner(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ATTENDANCE TICKET

If you plan on personally attending the Annual Shareowners meeting, you will be asked to verify that you are a shareowner by presenting this attendance ticket together with a proper form of identification. Cameras, recording devices and other electronic devices including telephones or other devices with photographic capability should not be used during the meeting and are subject to confiscation. For the safety of attendees, all bags, packages, and briefcases are subject to inspection. Your compliance is appreciated.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Shareowner Letter are available at www.proxyvote.com.

M22067-P88943- Z51720

UIL HOLDINGS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF THE SHAREOWNERS

MAY 11, 2010

The shareowner(s) hereby appoint(s) John L. Lahey and Betsy Henley-Cohn, or either of them, as proxies, with Daniel J. Miglio as substitute, in the absence of Mr. Lahey or Ms. Henley-Cohn; and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of UIL Holdings Corporation that the shareowner(s) is/are entitled to vote at the Annual Meeting of The Shareowners to be held at 10:00 a.m. eastern time on May 11, 2010 at Quinnipiac University, School of Law Center – Grand Courtroom, 275 Mount Carmel Avenue, Hamden, Connecticut and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREOWNER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND EACH PROPOSAL AS WELL AS ANY OTHER ITEMS THAT MAY PROPERLY COME BEFORE THE MEETING.

FOR PARTICIPANTS IN THE UNITED ILLUMINATING COMPANY 401(K)/ESOP (KSOP) PLAN.

This Proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of THE UNITED ILLUMINATING COMPANY 401(K)/ESOP (KSOP) #091792 (the Plan). This Proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. on May 6, 2010, you will be treated as directing the Plan’s Trustee to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side